UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REGENCY CENTERS CORPORATION

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Notice of 2021 Annual Meeting of Shareholders and Proxy Statement

BUILD YOUR OWN
CACHAPA

Regency Centers.

Notice of Annual Meeting of Shareholders

To Our Shareholders:

Notice is hereby given that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Regency Centers Corporation will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/REG2021 on Wednesday, May 5, 2021, beginning at 9:00 A.M., Eastern Time. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting the above website and following the instructions.

The meeting will be held for the following purposes:

1.	To elect as directors the 11 nominees named in the attached proxy statement, to serve until the 2022 annual meeting of shareholders and until their successors have been duly elected and qualified.

2.	To approve, in a non-binding vote, an advisory resolution approving executive compensation for fiscal year 2020.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 12, 2021 will be entitled to vote and participate in the Annual Meeting.

Please be aware that if you own shares in a brokerage account, you must instruct your broker on how to vote your shares. Nasdaq Stock Market rules do not allow your broker to vote your shares without your instructions on any of the above proposals except the ratification of the appointment of the Company’s independent registered public accounting firm. Please exercise your right as a shareholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

By Order of the Board of Directors,

Michael R. Herman

Senior Vice President,

General Counsel and Secretary

Dated: March 24, 2021

2021 ANNUAL MEETING INFORMATION:

DATE:	Wednesday, May 5, 2021

TIME:	9:00 A.M., Eastern Time

The meeting will be held in a virtual-only format and will be available via live webcast at www.virtualshareholdermeeting.com/REG2021

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. For further information on your participation in the virtual Annual Meeting, please refer to the “Frequently Asked Questions Regarding Our Annual Meeting” on page 52.

HOW TO VOTE:

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 12, 2021.

BY INTERNET PRIOR TO MEETING www.proxyvote.com
BY INTERNET DURING MEETING www.virtualshareholdermeeting.com/REG2021

BY PHONE Call 1.800.690.6903

BY MAIL Complete, sign and return by free post

On or about March 24, 2021, we will mail to our shareholders of record on March 12, 2021 who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you how to submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

REGENCY CENTERS | 2021 PROXY STATEMENT | i

| Table of Contents

ii | REGENCY CENTERS | 2021 PROXY STATEMENT

Table of Contents |

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Forward-looking statements are only as of the date they are made, and Regency undertakes no duty to update its forward-looking statements except as required by law.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those risk factors described in our SEC filings. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC. If any of the events described in the risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected.

REGENCY CENTERS | 2021 PROXY STATEMENT | iii

Proxy Summary

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Voting Matters

The following table summarizes the proposals to be voted on prior to or at our Annual Meeting and the Board’s voting recommendations with respect to each proposal.

PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

Proposal 1: Election of 11 directors to serve for a one year term.	FOR each nominee	8

Proposal 2: Advisory Approval of the Company’s Executive Compensation.	FOR	26

Proposal 3: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2021.	FOR	48

About Regency Centers

Regency Centers is the preeminent national owner, operator and developer of shopping centers located in affluent, infill suburban trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member.

Our Core Values

At Regency Centers, we have lived our values more than 55 years by meeting our commitments to our people, our tenants, our communities and our shareholders. We hold ourselves to this high standard every day. We believe our exceptional culture will continue to set us apart for the next 50 years through our dedication to these values and commitments:

REGENCY CENTERS | 2021 PROXY STATEMENT | 1

| Proxy Summary

EXCELLENCE IN OPERATIONAL PERFORMANCE AND FINANCIAL MANAGEMENT

For 50+ years, Regency Centers has distinguished itself as a leader in the shopping center industry with an established, long-term track record of strong operational performance and total shareholder returns. This position of strength is never more important or apparent than during tough times, and 2020 has certainly brought many unexpected challenges to our Company and our industry. Throughout 2020, our talented and dedicated people, high quality portfolio and fortified balance sheet have enabled us to remain resilient operationally, demonstrate continued access to low cost capital, maintain our dividend, and achieve outperformance relative to our shopping center peers. As we look ahead, we believe our strengths position the Company well for continued operation and financial success.

2020 Highlights

Balance Sheet & Liquidity Strength

◾	Full capacity available on our $1.25B unsecured line of credit at year-end 2020

◾	Issuance of $600M in 10-year senior unsecured notes at 3.70% in May 2020

◾	Trailing 12-Month Net Debt-to-EBITDAre of 6.0x at year-end 2020 remains at the low end of peers

◾	Maintained S&P and Moody’s investment grade credit ratings of BBB+ and Baa1, respectively.

Operational Resilience

◾	All 400+ of our shopping centers remained open and operating throughout the pandemic

◾	Executed 6.9 million square feet of leases and signed approximately 1,600 deferral agreements

◾	Maintained a same-property leased rate of 92.9% at year-end 2020

◾	Increased base rent collections to 92% for the fourth quarter of 2020

Dividend Preservation & Free Cash Flow

◾	Maintained a quarterly common dividend payment of $0.595 per share throughout 2020

◾	Generated approximately $50M of free cash flow after dividend in 2020

◾	Dividend compound annual growth rate (CAGR) of 4% from 2014 through 2020

Investment Activity & Capital Recycling

◾	$319M of value-add development and redevelopment projects in process at year-end

◾	Robust future pipeline of development and redevelopment projects

◾	Sold more than $190M of non-strategic, lower-growth assets

2020 Regency Total Shareholder Return vs. Peers

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Proxy Summary |

EXCELLENCE IN CORPORATE GOVERNANCE

Corporate Governance Highlights

Our Board and senior management are committed to best-in-class corporate governance. Following are highlights of our key governance practices and policies:

Board Structure and Independence

✓  Separate Chairman and CEO

✓  Strong Independent Lead Director

✓  9 of 11 directors are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent directors

✓  Executive sessions of independent directors held at every regular Board and committee meeting

✓  Diverse Board with three female directors; recruitment currently ongoing for ethnically diverse candidates

✓  No familial relationships among Board members

✓  Limits on other board service to prevent “overboarding”

Shareholder Rights

✓  Annual election of directors

✓  Majority voting for directors

✓  Annual Say-on-Pay Advisory Vote

✓  Shareholders representing at least 10% of outstanding stock can call special meeting

✓  Proxy access: shareholders owning 3% of our stock for at least 3 years may nominate up to 25% of board members

✓  No “poison pill” in effect

Board Oversight

✓  Structured oversight of the Company’s corporate strategy and risk management

✓  Corporate responsibility (ESG) strategy and initiatives and ethics and compliance program oversight by Nominating and Governance Committee

✓  Cybersecurity oversight by Audit Committee

✓  Robust Board and senior management succession planning

✓  Annual self-assessment of Board and Board committee performance

✓  Nominating and Governance Committee oversight of political contributions

Accountability and Best-in-Class Governance Practices

✓  Met or spoke with shareholders representing over 60% of our common stock in 2020

✓  Mandatory director retirement age of 75 years

✓  Stock ownership policy for directors and senior management

✓  Prohibition of hedging and pledging Company stock by officers and directors

✓  Robust Code of Business Conduct and Ethics for directors, officers and employees

✓  Any political contributions must be approved by management Executive Committee (de minimis amounts in 2020)

Executive Compensation

✓  Annual incentives for Named Executive Officers (“NEOs”) largely based on corporate financial results

✓  Long term incentives for NEOs largely based on relative total shareholder return

✓  Introduction of ESG compensation metric in 2021 in annual incentive program for NEOs

✓  Annual risk assessment of executive compensation programs

✓  Clawback policy for officers

✓  No NEO “special grants” in 2020

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| Proxy Summary

Our Board of Directors at a Glance

Below is an overview of some key attributes of our nominees to the Board. Additional information can be found in the skills matrix and biographies for each Board member under Proposal One: Election of Directors.

Board Average Age

Gender Diversity

Board Refreshment

Tenure of Director Nominees

Our Nominees’ Skills and Experience

* Does not include one director who joined the Board as part of the 2017 Equity One merger and resigned shortly thereafter.

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Proxy Summary |

EXCELLENCE IN CORPORATE RESPONSIBILITY

Regency’s values, including the critical importance we place on corporate responsibility, are the foundation of who we are and what we do. They drive us to implement leading environmental, social and governance (“ESG”) initiatives through our corporate responsibility program. Our program is built on four pillars and guided by our focus on three over-arching concepts: long-term value creation, Regency’s brand and reputation and the importance of maintaining our special culture.

Alignment with Business Strategy

Our Board of Directors sets the direction of our corporate responsibility strategy and business alignment, and has delegated to its Nominating and Governance Committee oversight of the company’s corporate responsibility program and ESG initiatives, as well as assessment of its success in meeting our objectives. Our CEO, Lisa Palmer, has ultimate senior management responsibility for the program and our Corporate Responsibility Committee, which is comprised of senior leaders from key areas of our business, is tasked with working with management’s Executive Committee to ensure that our corporate responsibility strategy and objectives are embedded throughout the Company’s business decisions, processes and activities.

Our Four Pillars of Corporate Responsibility

Our People: Our people are our most important asset and we strive to ensure that they are engaged, passionate about their work, connected to their teams, and supported to deliver their best performance. We recognize and value the importance of attracting and retaining talented individuals to Regency’s performance and growth. We strive to maintain a safe and healthy workspace, promote employee well-being, and empower our employees by focusing on their training and education. Another key element of our focus on people is our understanding and appreciation of the value of an inclusive and diverse workforce (see insert box).

Regency’s Diversity, Equity and Inclusion (“DEI”) Strategy

In 2020, we began developing and implementing a comprehensive DEI strategy based on four focus areas: Talent, Culture, Marketplace and Communities.

Below are some of the key elements of our DEI strategy:

✓  Our CEO signed the Pledge for CEO Action for Diversity & Inclusion™

✓  Working with an advisor who specializes in DEI to help us develop a DEI strategy and roadmap for our workforce and workplace

✓  Launching Employee Resource Groups to ensure our employees are actively involved in understanding, implementing and achieving our DEI goals across our business

✓  Engaged an experienced DEI recruiting partner to assist the Company with developing a robust program to recruit and retain an ethically diverse employee base

✓  Enhanced education and training, including annual unconscious bias training for our employees and directors

✓  Providing support for social justice through our ouRCommunities program

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| Proxy Summary

Our Communities: Our predominately grocery-anchored neighborhood centers provide many benefits to the communities in which we live and work, including significant local economic impacts in the form of investment, jobs and taxes. Our local teams are also passionate about investing in and engaging with our communities, as they customize and cultivate our centers to create a distinctive environment to bring our tenants and shoppers together for the best retail experience. Further, philanthropy and giving back are cornerstones of what we do and who Regency is. In addition to charitable contributions made directly by the Company, the vast majority of our employees donate their time and money to local non-profits serving their communities.

Ethics and Governance: As long-term stewards of our investors’ capital, we are committed to best-in-class corporate governance. To create long-term value, we place great emphasis on our culture and core values, the integrity and transparency of our reporting practices, and our overall governance structure in respect of oversight and shareholder rights.

Environmental Stewardship: We believe sustainability is in the best interest of our investors, tenants, employees, and the communities in which we operate, and we strive to integrate sustainable practices throughout our business. We have six strategic priorities focused on sustainable business practices and minimizing our environmental impact:

We believe these commitments are not only the right thing to do to address material environmental topics such as air pollution, climate change, and resource scarcity, but also support us in achieving key strategic objectives in our operations and development projects.

More information about our corporate responsibility strategy, goals, performance, and reporting including our most recent Corporate Responsibility and TCFD Report, is available on our website at www.regencycenters.com. The content of our website, including these reports and other information relating to corporate responsibility, is not incorporated by reference into this proxy statement or any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

6 | REGENCY CENTERS | 2021 PROXY STATEMENT

Proxy Summary |

EXCELLENCE IN STAKEHOLDER ENGAGEMENT

Our engagement with a wide variety of stakeholders – including shareholders, bondholders, lenders, employees, co-investment partners, tenants, and local communities – enables and maximizes our success in owning, operating, developing and generating value in our shopping centers. While the onset of the COVID-19 pandemic in early 2020 impacted our customary in-person engagement, we took additional and deliberate actions to ensure channels of engagement remained accessible and aligned with the changing needs of our stakeholders.

Stakeholder Group	Level of Engagement	Engagement Approach*	Topics of Discussion

Shareholders, Bondholders & Lenders	Organizational Level

◾  Transparent information sharing via company filings, including enhanced  operational results disclosure throughout the COVID-19 pandemic

◾  Met or spoke with shareholders representing over 60% of our common   stock

◾  One-on-one meetings, calls and property tours with individuals and institutions

◾  Direct dialogue through quarterly earnings conference calls

◾  Interactions facilitated via industry associations and sell-side analyst conferences

◾  Direct feedback through perception studies

Company goals and strategic objectives, performance and expectations, DEI, transparent disclosure, corporate governance, other ESG initiatives

Employees	Individual Level

◾  Enhanced virtual meetings and communications following transition of   approximately 450 employees to working from home in March of 2020, and   subsequent optional office reopening in June of 2020, including establishment of   an internal employee COVID-19 task force

◾  Employee committees and focus groups on DEI initiatives and actions

◾  Annual engagement surveys and review of results and feedback

◾  Direct dialogue through employee review meetings, companywide town hall   meetings and Q&A sessions with the Executive Committee

◾  Formal reporting mechanisms to raise issues such as fraud, harassment and   safety concerns

Diversity and equal opportunity, health and safety, employee engagement, benefits and compensation, career development and training

Co- Investment Partners	Organizational Level	◾ Dedicated Co-Investment Portfolio Management team ◾ Proactive and regular one-on-one dialogue ◾ Property tours, monthly financial calls, quarterly leasing calls and annual meetings*	Property performance and expectations, ESG initiatives

Tenants	Organizational Level/Asset Level

◾  One-on-one contact with tenants performed by in- house Property Management   team, including direct contact with all 8,000+ tenants at the onset of the   COVID-19 pandemic and thereafter

◾  Extensive tenant resources made available during the COVID-19 pandemic   including a dedicated Tenant Resource Website, a ‘Social Distancing, Made   Easier’ campaign to generate awareness of our tenants’ efforts to best serve   their customers and installation of onsite signage at properties to alert customers   of open businesses

◾  Direct feedback via annual tenant survey and focus groups

Tenant performance, tenant satisfaction, property maintenance, health and safety, property efficiency and sustainable building practices

Communities	Project/Asset Level

◾  Throughout the COVID-19 pandemic, partnered with multiple cities and local   charities to provide food distribution sites at our properties

◾  Matched employee COVID-related donations and volunteer hours

◾  One-on-one dialogue with local and regional planning agencies, municipal   boards, permitting authorities and community groups

◾  Direct dialogue through open houses and town halls

Project-specific information, community interests and needs, curated merchandising and place-making

* During 2020, due to the COVID-19 pandemic, in-person engagement was limited for health and safety reasons.

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| Proposal One: Election Of Directors

Proposal One: Election Of Directors

Our Articles of Incorporation provide for the number of directors to be fixed pursuant to our bylaws, subject to a minimum of three and a maximum of fifteen. As of the date of this proxy statement, our Board has eleven directors. All nominees were elected as directors by shareholders at the 2020 annual meeting, and have been nominated to stand for re-election at the 2021 Annual Meeting. All directors elected at the meeting will serve until the 2022 annual meeting and until their successors are elected and qualified.

The accompanying proxy will be voted for the election of each of the Board’s nominees unless a shareholder directs otherwise. Each nominee is presently available for election. If any nominee should become unavailable, which is not currently anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board of Directors or our Board may reduce the number of directors.

Information about each of the nominees, including biographies, is set forth below and on the following pages.

Our Board of Directors recommends a vote “FOR” the election of each of its nominees.

Our Director Nominees

You are being asked to vote on the election of the eleven director nominees listed below. Directors are elected by a majority of votes cast. Each nominee is independent except for Mr. Stein (Executive Chairman) and Ms. Palmer (President and CEO). Upon election of these Directors at the Annual Meeting, the Directors shall hold the committee memberships as follows:

			Committee Membership

Name and Primary Occupation	Age	Director Since	Audit	Compensation	Nominating and Governance	Investment

Joseph F. Azrack Principal of Azrack & Company	73	2017		🌑		¶

Bryce Blair Chairman of Invitation Homes Inc., Chairman of PulteGroup, Inc. and Principal of Harborview Associates, LLC	62	2014			¶	🌑

C. Ronald Blankenship Lead Director of the Board and Director of Civeo Corporation	71	2001	🌑			🌑

Deirdre J. Evens Executive Vice President and General Manager, Records and Information Management, North America of Iron Mountain	57	2018	🌑	¶

Thomas W. Furphy Chief Executive Officer and Managing Director of Consumer Equity Partners	54	2019		🌑		🌑

Karin M. Klein Founding Partner of Bloomberg Beta	49	2019	🌑		🌑

Peter D. Linneman Principal of Linneman Associates and of American Land Funds	70	2017	🌑		🌑

David P. O’Connor Managing Partner of High Rise Capital Partners, LLC	56	2011		🌑	🌑

Lisa Palmer President and Chief Executive Officer of Regency Centers Corporation	53	2018				🌑

Martin E. Stein, Jr. Executive Chairman of the Board and Former Chief Executive Officer of Regency Centers Corporation	68	1993				🌑

Thomas G. Wattles Director of Columbia Property Trust	69	2001	¶			🌑

🌑 Member      ¶ Committee Chair           Audit Committee Financial Expert

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Proposal One: Election Of Directors |

Director Nominees Qualifications

The following skills matrix and biographies of our nominees contain information regarding each person’s qualifications, experience, other director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The biographies also reflect the committee memberships the nominees will hold upon their election. We believe that each nominee possesses the core competencies that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of our shareholders.

SKILLS/EXPERIENCE

BUSINESS/STRATEGIC LEADERSHIP “C Suite” experience (CEO, CFO, COO or similar) or sub “C Suite” experience as division president or functional leader within a substantial organization.

REAL ESTATE/REIT

Experience in a significant organization where the ownership, operation and development of real estate is integral to the business; or knowledge and experience in issues facing real estate investment trusts.

CAPITAL MARKETS/INVESTMENTS Experience in equity, debt and capital markets, generally.

CONSUMER RETAIL Experience in a consumer driven or technology related retailer.

CORPORATE GOVERNANCE/PUBLIC BOARD

Experience serving as a public company director (other than Regency Centers) and demonstrated understanding of corporate governance standards and practices in public companies.

FINANCIAL/ACCOUNTING*

Experience as a public company senior leader with significant financial responsibilities (e.g. CEO or CFO) or able to qualify as an Audit Committee Financial Expert under SEC rules.

HUMAN CAPITAL Experience managing a large and diverse workforce with involvement in benefits, compensation and incentive planning.

TECHNOLOGY/CYBER Significant experience with or oversight of innovation, technology, information systems and data management.

*All of our directors are “financially literate” as defined by SEC rules.

REGENCY CENTERS | 2021 PROXY STATEMENT | 9

| Proposal One: Election Of Directors

Joseph F. Azrack Age: 73 Director Since: 2017

Professional Experience:

Mr. Azrack, a graduate of Villanova University, holds an M.B.A. from Columbia University. Mr. Azrack served on the Board of Equity One, Inc. from 2016 until its merger with us in 2017. Mr. Azrack is the principal of Azrack & Company, a real estate investment and advisory firm which he founded in January 2015. He serves as a director of the Safanad Real Estate Group, a global principal investment firm. Since June 2014, Mr. Azrack has also served as a director of the Berkshire Group, a private real estate investment management company. Mr. Azrack is a director of Forest Trends, a non-profit company focused on the environment and biodiversity. From 2008 through 2014, Mr. Azrack was the managing partner, Chairman and senior advisor at Apollo Global Real Estate Management. In this capacity, he served as the Chairman and Chief Executive Officer of Apollo Commercial Real Estate Finance, Inc., a publicly traded company listed on the New York Stock Exchange (“NYSE”), and a director of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe. Prior to Apollo, he was Chairman and Chief Executive Officer of AEW Capital Management, a leading global real estate investment management company, where he was also a member of the Taubman Centers Inc. operating partnership committee from 1985 to 1999. Mr. Azrack is an adjunct professor at the Columbia University Graduate School of Business where he has taught real estate entrepreneurship since October 2014.

Board Committees ◾ Compensation ◾ Investment Other public company boards ◾ None
Principal occupation or employment ◾ Principal of Azrack & Company Qualifications Extensive experience in real estate and capital markets, and as an investor in and executive of real estate companies.

Bryce Blair Age: 62 Director Since: 2014

Professional Experience:

Mr. Blair, a graduate of the University of New Hampshire, holds an M.B.A. from Harvard Business School. He has served as Chairman of Invitation Homes, Inc. since 2017. Mr. Blair also serves as Chairman of PulteGroup, Inc., one of the largest home builders in the U.S. Mr. Blair serves as the principal of Harborview Associates, LLC, which holds and manages investments in various real estate properties. He has served as Chairman, from 2002 through 2013, and Chief Executive Officer, from 2001 through 2012, of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments. Mr. Blair also serves on the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. He previously served on the Advisory Board of the MIT Center for Real Estate. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a partner with Trammell Crow Residential. Mr. Blair also previously served as senior advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is a past Chairman of Nareit, where he also served on the Executive Committee and the Board of Governors. He is a past member of ULI where he served as a Trustee and was past Chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

Board Committees ◾ Nominating and Governance ◾ Investment Other public company boards ◾ PulteGroup, Inc. ◾ Invitation Homes, Inc.

Principal occupation or employment

◾  Chairman of Invitation Homes, Inc., Chairman of PulteGroup, Inc. and the Principal of Harborview Associates, LLC

Qualifications

Extensive experience in real estate development and investment. Strong background in corporate strategy and corporate governance.

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Proposal One: Election Of Directors |

C. Ronald Blankenship Lead Director Age: 71 Director Since: 2001

Professional Experience:

Mr. Blankenship, a graduate of the University of Texas, is a certified public accountant. Mr. Blankenship served as the President and Chief Executive Officer of Verde Realty in January 2009 and assumed the additional role of its Chairman from January 2012 to December 2012. Prior to 2009, he served in various executive and director capacities at Security Capital Group and Archstone Communities Trust. He serves as a director of Civeo Corporation, a provider of work-force accommodations. He formerly served as trustee of Prologis Trust and director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. Mr. Blankenship serves as a director of Pacolet-Miliken Enterprises, Inc., a private investment company, Berkshire Residential Investments, a private real estate investment management company, and Merit Hill Holdings, LP, a privately held owner and operator of self-storage facilities. While he was with Security Capital Group, Security Capital Group had controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management Board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the Chief Financial Officer and President of office development for Mischer Corporation, a Houston-based real estate development company.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ Civeo Corporation

Principal occupation or employment

◾  Former President and Chief Executive Officer of Verde Realty

Qualifications

Expert in real estate development, acquisitions, financing and operations. Extensive experience in public company governance, the REIT industry, strategic planning, capital allocation, human capital management and executive compensation.

Deirdre J. Evens Age: 57 Director Since: 2018

Professional Experience:

Ms. Evens, a graduate of Cornell University, currently serves as Executive Vice President and General Manager, North America, Records and Information Management of Iron Mountain. Prior to that she served as its Chief of Operations from January 2018 to June 30, 2018 and as its Chief People Officer and Executive Vice President from July 21, 2015 to January 2018. Prior to her service with Iron Mountain, Ms. Evens served as an Executive Vice President of human resources at Clean Harbors, Inc. from 2011 to July 2015, overseeing all aspects of human resources and employee development for a global workforce of more than 13,000 employees. From 2007 to 2011, Ms. Evens served as Executive Vice President of corporate sales & marketing for Clean Harbors. Prior to her service with Clean Harbors, Ms. Evens served as Senior Vice President of member insight at BJ’s Wholesale Club from 2006 to 2007 and held a series of positions of increasing responsibility at Polaroid Corporation from 1986 to 2006, including her role as Senior Vice President of strategy.

Board Committees ◾ Audit ◾ Compensation Other public company boards ◾ None

Principal occupation or employment

◾  Executive Vice President and General Manager, Records and Information Management, North America of Iron Mountain

Qualifications

Strong background in corporate strategy, global risk, addressing technological change, cyber issues, sales, general management, marketing and human capital management.

REGENCY CENTERS | 2021 PROXY STATEMENT | 11

| Proposal One: Election Of Directors

Thomas W. Furphy Age: 54 Director Since: 2019

Professional Experience:

Mr. Furphy, a graduate of Hartwick College, currently serves as Chief Executive Officer and Managing Director of Consumer Equity Partners, a venture capital and venture development firm. He also serves as Chairman and Chief Executive Officer of Replenium, Inc., a private e-commerce software company. Prior to that, Mr. Furphy served as Vice President of Consumables and AmazonFresh at Amazon from 2005 to 2009, where he was responsible for the underlying strategy, development and execution of the company’s grocery and health and beauty businesses. Prior to Amazon, Mr. Furphy was the founder and Chief Executive Officer of Notiva, a leading provider of web-based trade settlement software for retailers and their trading partners. Prior to Notiva, from 1991 to 1999, he held various senior management roles at Wegmans Food Markets. Mr. Furphy also serves as Chairman of Ideoclick, Inc., a full service ecommerce private agency. He previously served as a board member of BevyUp, a private digital retail-selling platform, which was acquired by Nordstrom in March 2018 and he previously served as a board member of Fairway Group Holdings Corp., a private parent company of Fairway Market, a grocery store operator.

Board Committees ◾ Compensation ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾  Chief Executive Officer and Managing Director of Consumer Equity Partners

Qualifications

Extensive experience in retail, addressing technological change, cyber issues, marketing, finance and leadership.

Karin M. Klein Age: 49 Director Since: 2019

Professional Experience:

Ms. Klein, a graduate of the University of Pennsylvania, holds an M.B.A from the Wharton School of University of Pennsylvania. She serves as the founding partner of Bloomberg Beta, a venture capital firm which invests in technology companies that help businesses work smarter, with a focus on machine intelligence, since 2013. Prior to launching Bloomberg Beta, Ms. Klein was responsible for strategy and business development for Bloomberg L.P. from 2010 to 2013 including serving as head of new initiatives. Prior to Bloomberg, from 2000 to 2010, Ms. Klein served in various roles at Softbank Corp., a multinational telecommunications and technology company, including the role of director of corporate development. Before Softbank, she also held investing and operating roles at several investment companies and co-founded a children’s education business. She serves as a director of Paramount Group, Inc., and formerly served as a member of the Board of Trustees of Harvey Mudd College.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ Paramount Group, Inc.

Principal occupation or employment

◾  Founding Partner of Bloomberg Beta

Qualifications

Extensive experience in media, addressing technological change, cyber issues, investments, finance, accounting, strategy and leadership.

12 | REGENCY CENTERS | 2021 PROXY STATEMENT

Proposal One: Election Of Directors |

Peter D. Linneman Age: 70 Director Since: 2017

Professional Experience:

Dr. Linneman holds both an M.A. and a doctorate degree in economics from the University of Chicago. He served on the Board of Equity One, Inc. from 2000 until its merger with us in 2017. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate. He serves as an independent director of AG Mortgage Investment Trust, Inc., Paramount Group, Inc., and Equity Commonwealth. Dr. Linneman served as a director of Bedford Property Investors, Inc., Atrium European Real Estate Ltd. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. He was also Chairman of Rockefeller Center Properties.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ AG Mortgage Investment Trust, Inc. ◾ Paramount Group, Inc. ◾ Equity Commonwealth

Principal occupation or employment

◾  Principal of Linneman Associates and American Land Funds

Qualifications

Extensive experience in financial and business advisory services and investment activity. Experience as a member of numerous public and private boards, including many real estate companies.

David P. O’Connor Age: 56 Director Since: 2011

Professional Experience:

Mr. O’Connor, a graduate of the Carroll School of Management at Boston College, holds an M.S. degree in real estate from New York University. Mr. O’Connor serves as managing partner of High Rise Capital Partners, LLC and non-executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm. He was the co-founder and senior managing partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. Mr. O’Connor serves as director of Prologis, Inc., a global leader in industrial real estate, and served as director of Paramount Group, Inc., an owner-operator and manager of high- quality office properties from November 2014 to June 2018. From 1994 to 2000, he was principal, co-portfolio manager and Investment Committee member of European Investors, Inc., a large dedicated REIT investor. He serves on the Board of Trustees of Boston College, the Investment Committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the Executive Committee of the Zell/Lurie Real Estate Center at the University of Pennsylvania’s Wharton School. Mr. O’Connor also serves as a national trustee of PGA REACH, the charitable foundation of the PGA of America. He is a frequent speaker at REIT investment forums and conferences and has served as an adjunct instructor of real estate at New York University.

Board Committees ◾ Compensation ◾ Nominating and Governance Other public company boards ◾ Prologis, Inc.

Principal occupation or employment

◾  Managing Partner of High Rise Capital Partners, LLC and Non-Executive Co-Chairman of HighBrook Investment Management, LP

Qualifications

Experience as a successful real estate securities investor as well as hedge fund manager. Extensive knowledge and experience in real estate securities and capital markets.

REGENCY CENTERS | 2021 PROXY STATEMENT | 13

| Proposal One: Election Of Directors

Lisa Palmer Age: 53 Director Since: 2018

Professional Experience:

Ms. Palmer, a graduate of the University of Virginia, holds an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Palmer became our Chief Executive Officer on January 1, 2020, and has served as our President since January 1, 2016 to date. Previously, she served as our Chief Financial Officer from January 2013 to August 12, 2019. From 2013 to 2015, she was our Executive Vice President and Chief Financial Officer, and prior to that, served as Senior Vice President of capital markets from 2003 until 2013. She served as senior manager of investment services in 1996 and assumed the role of Vice President of capital markets in 1999. Prior to joining our Company, Ms. Palmer worked with Accenture, formerly Andersen Consulting Strategic Services, as a consultant and financial analyst for General Electric. She is a director, Chair of the Compensation Committee and member of the Audit Committee of ESH Hospitality, Inc., an owner/operator of hotels and the subsidiary of Extended Stay America, Inc., and a director of Brooks Rehabilitation, a private healthcare organization. She is also a director for the Jax Chamber, a board member of United Way of Northeast Florida, an executive board member of Nareit, a member of ULI, and a member of the ICSC. She previously served as an advisory board member for the Florida Institute of CFOs.

Board Committees ◾ Investment Other public company boards ◾ ESH Hospitality, Inc.

Principal occupation or employment

◾  Our Chief Executive Officer since January 1, 2020 and President since January 1, 2016

Qualifications

Extensive knowledge of the shopping center and real estate industries along with finance and capital markets, operations, public board strategy and governance.

Martin E. Stein, Jr. Executive Chairman Age: 68 Director Since: 1993

Professional Experience:

Mr. Stein, a graduate of Washington and Lee University, holds an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Stein has been our Executive Chairman of the Board since January 1, 2020, having served as a director of the Board since 1993 and its Chairman since 1998. Mr. Stein served as Chief Executive Officer from our initial public offering in 1993 until December 31, 2019. He was our President and Chief Executive Officer from 1993 until 1998 and president of our predecessor real estate division beginning in 1981 and Vice President from 1976 to 1981. He is a director of FRP Holdings, Inc., a publicly held real estate company. He served as past Chairman of the National Association of Real Estate Investment Trusts (“Nareit”), and is a member of the Urban Land Institute (“ULI”), the International Council of Shopping Centers (“ICSC”) and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University and ULI and a former director of Stein Mart, Inc. from 2001 to 2014.

Board Committees ◾ Investment Other public company boards ◾ FRP Holdings, Inc.

Principal occupation or employment

◾  Our Executive Chairman of the Board

Qualifications

Extensive experience in real estate development, acquisitions, financing and operations. Expert in the REIT industry, strategic planning, capital allocation, people management and executive compensation.

14 | REGENCY CENTERS | 2021 PROXY STATEMENT

Proposal One: Election Of Directors |

Thomas G. Wattles Age: 69 Director Since: 2001

Professional Experience:

Mr. Wattles, a graduate of Stanford University, holds an M.B.A. from the Stanford Graduate School of Business. Mr. Wattles is a director of Columbia Property Trust, a publicly held office REIT. Mr. Wattles served as Executive Chairman of DCT Industrial Trust, a publicly held industrial property REIT, from 2003 to May 2016, and then served as Chairman Emeritus from May 2016 to August 2018. Mr. Wattles was a principal of both Black Creek Group and Dividend Capital Group LLC, each a real estate investment management firm, from 2003 to 2008. He served as Chief Investment Officer of Security Capital Group from 1997 to 2002. Mr. Wattles was managing director, then Co-Chairman and Chief Investment Officer of ProLogis, Inc. from 1992 to 1997. Mr. Wattles has previously served as a director of Prologis, Inc., Interpark Holdings Incorporated and Security Capital European Realty. At Security Capital Group, he oversaw capital deployment and investments in multiple public and private operating platforms with focus on retail, industrial, parking, manufactured housing and European office sectors. While Mr. Wattles was with Security Capital Group, Security Capital Group had controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ Columbia Property Trust

Principal occupation or employment

◾  Former Chairman of DCT Industrial Trust

Qualifications

Extensive experience in the REIT industry, including cross-border experience. Expert in real estate development, acquisitions, finance and operations. Significant knowledge of capital allocation, strategic planning and accounting.

REGENCY CENTERS | 2021 PROXY STATEMENT | 15

| Corporate Governance

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors has adopted a set of Corporate Governance Guidelines (“CGGs”), which describe the Board’s responsibility for oversight of the business and affairs of the Company as well as guidelines for determining director independence and consideration of potential nominees to the Board. Our CGGs are found on the Company’s website at www.regencycenters.com. The Board, directly and through its Nominating and Governance Committee, regularly reviews developments in corporate governance and best practices, and makes modification to the CGGs, committee charters and other key governance documents, policies and practices as necessary or desirable.

Director Independence

Our Board of Directors has determined that nine of our eleven directors (Joseph F. Azrack, Bryce Blair, C. Ronald Blankenship, Deirdre J. Evens, Thomas W. Furphy, Karin M. Klein, Peter D. Linneman, David P. O’Connor and Thomas G. Wattles), or 82%, are “independent” as defined by applicable Nasdaq Stock Market listing standards. The Board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these applicable independence tests. To assist in making these determinations, the Board has adopted a set of Independence Standards, which are set forth in the CGGs, which meet or exceed the Nasdaq Stock Market listing standards.

Board Leadership Structure

The roles of Executive Chairman of the Board and Chief Executive Officer are currently separate. Our Board does not have a formal policy on whether the same person should serve in both roles at the same time and believes that it should have the flexibility to periodically determine the leadership structure that it believes is in the best interest of the Company and its shareholders.

Since January 1, 2020, Mr. Stein has served as Executive Chairman of the Board given his extensive history with the Company and vast knowledge of the real estate industry. Ms. Palmer serves as Chief Executive Officer and as a member of the Board. Pursuant to the CGGs, if the Chairman is also an employee of the Company (as Mr. Stein is, as Executive Chairman), the Board shall elect an independent Lead Director. Mr. Blankenship was appointed Lead Director in 2019.

Role of Independent Lead Director

The independent Lead Director serves as the principal liaison between the Executive Chairman of the Board and the independent directors, presides at the executive sessions of independent directors at each Board meeting and other meetings of independent directors, helps lead the annual evaluation of the Executive Chairman and the Chief Executive Officer, and performs such other duties as may be assigned or requested by the Board. Both the Executive Chairman and the Chief Executive Officer consult routinely with the independent Lead Director on board matters, board agendas and on strategic and significant business issues facing the Company.

See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Blankenship or any of the other independent directors.

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Corporate Governance |

Meetings of Board of Directors

Our Board held four regular meetings and five special meetings during 2020. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2020.

Directors are encouraged to attend each Annual Meeting of Shareholders. However, we do not have a formal policy requiring their attendance. Ten of our eleven directors attended the 2020 annual meeting.

All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2020.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the Board and its committees without senior management (including the non-independent directors) present. These executive sessions are chaired by the independent Lead Director (at Board meetings) or by the committee chairs (at committee meetings), all of whom are independent directors. The independent directors met in executive session at all of the regularly scheduled Board and committee meetings held in 2020.

Board Membership

The Nominating and Governance Committee assists the Board of Directors in establishing criteria and qualifications for potential Board members. The committee identifies individuals who meet such criteria and qualifications to become Board members and recommends to the Board such individuals as potential nominees for election to the Board.

In addition, using the skills matrix set forth on page 9 and the needs of the Board, the committee seeks competencies, attributes, skills and experience that will complement and enhance the Board’s existing make-up, while taking into account anticipated future service tenures and expected retirements to assist with Board succession and transitions. The committee evaluates each individual in the context of the Board as a whole, to recommend a group that can best perpetuate the success of our Company.

Directors may not stand for re-election after reaching age 75, unless the Board elects to waive this limitation.

Succession Planning, Board Refreshment and Diversity

The mix of skills, experience, tenures and competencies, as well as the continuity of our Board has been integral, over time, to the success of our Company. To ensure that this mix is maintained and enhanced, our Board has established a succession planning process. After initially adopting a succession plan in 2014, this plan has been revisited and revised by the Board in 2017 and again in 2020.

Our Nominating and Governance Committee evaluates the specific personal and professional attributes of each director candidate versus those of existing Board members to ensure diversity of competencies, experience, personal history and background, thought, skills and expertise across the full Board. While our Nominating and Governance Committee has not adopted a formal diversity policy in connection with the evaluation of director candidates or the selection of nominees, consideration is also given to diversity in terms of gender, ethnic background, age and other similar attributes that could contribute to Board perspective and effectiveness. The Nominating and Governance Committee also assesses diversity through its annual assessment of Board structure and composition and annual Board and committee performance self-assessment process. The committee and the Board believe that fostering Board diversity best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors considered when identifying individuals for Board membership. We believe that diversity with respect to gender, ethnicity, tenure, experience and expertise is important to provide both fresh perspectives and deep experience and knowledge of the Company.

REGENCY CENTERS | 2021 PROXY STATEMENT | 17

| Corporate Governance

Since 2015, the Board has significantly refreshed itself, reflecting a balanced and diverse group of skilled, experienced directors with varied perspectives and backgrounds, as reflected on the skills matrix and nominee biographies. The Board’s 2020 succession plan reflects the same objectives. Accomplishments of the Board’s succession planning process since 2015 include:

Increased gender diversity, with three women currently on the Board. One serves as CEO and another as Chair of the Board’s Compensation Committee.

Recruiting to improve ethnic diversity, with our Nominating and Governance Committee currently conducting a formal search for an ethnically diverse candidate.

Reduced average Board tenure from 14 in 2015 to 9 years currently. Since 2015, four long-tenured directors retired and six new directors joined the Board. 55% of our directors (6 of 11) have fewer than five years of tenure.

Reduced average age of directors to 62 years.

Separated the roles of Chairman and CEO in 2020.

Brought new experience to the Board, including expertise in retail, human capital and technology/cyber risk.

Director Nominee Selection Process

Our Nominating and Governance Committee solicits input regarding potential candidates from a variety of sources, including existing directors, senior management and shareholders. From time to time, we have used an executive search firm, especially when helpful in identifying new or different pools of talent for our Board. For example, the Board currently has engaged an executive search firm to assist us in the recruitment of an ethnically diverse candidate for our Board. Through these and other means, the Board has continually refreshed itself by selecting directors who will be additive to the overall mix of talent, experience and expertise on the Board. The committee evaluates potential candidates based on a variety of factors and also arranges personal interviews by one or more committee members, other Board members and senior management, where appropriate.

As noted above, our Nominating and Governance Committee is currently conducting a formal search for an ethnically diverse candidate for our Board. When the Board selects a candidate, the Board expects that it will increase its size to twelve and appoint the new candidate to the Board to serve until the 2022 Annual Meeting of Shareholders, when the new director will stand for re-election by the shareholders.

18 | REGENCY CENTERS | 2021 PROXY STATEMENT

Corporate Governance |

Director Candidate Nominations through Proxy Access

Our bylaws make proxy access available to our shareholders. Under this process, a shareholder or group of up to 20 shareholders who have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares continuously for at least three years may seek to include director nominees in our proxy materials at our annual meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then on the Board, such number will be reduced by the number of individuals that the Board nominates for re-election who were previously elected based upon a nomination pursuant to proxy access or other shareholder nomination or proposal. To be eligible to use proxy access, such shareholders must satisfy other eligibility, procedure and disclosure requirements set forth in our bylaws.

Limits on Board Service

Our Board of Directors does not allow “overboarding”, which refers to a director serving on an excessive number of public company boards. Excessive board commitments can lead to a director being unable to appropriately fulfill his or her duties to the Company and its shareholders. Our CGGs have long limited the number of boards on which our directors and officers can serve, and further provide that no more than two active Regency executives may serve on our Board at any time. Our CGGs provide the following limitations:

Position	Maximum Number of Public Company Boards*

Independent director holding full-time executive position with another company	2

Independent director who is not a full-time executive	4

Regency officer	2**

* Maximum number includes service on Regency’s Board.

** Notwithstanding anything to the contrary, no Regency officer may serve on more than one outside public company Board unless a specific exception is made by the Chairman of the Board.

Board Self-Assessment and Evaluation

Annual self-evaluation and assessment of Board performance helps ensure that the Board and its committees function effectively and in the best interest of our shareholders. This process also promotes good governance and helps set expectations about the relationship and interaction of and between the Board and management. The Board’s annual self-evaluation and assessment process, which is overseen by our independent Lead Director and Chair of our Nominating and Governance Committee, is currently structured and carried out as follows:

REGENCY CENTERS | 2021 PROXY STATEMENT | 19

| Corporate Governance

Risk Oversight

Our Board actively oversees material risks that could impact the Company. This oversight is conducted both directly and through committees of the Board. The Board satisfies this responsibility through reports by each committee chair after each meeting regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers and management level committees responsible for oversight of particular risks within the Company.

Board of Directors
Oversees the Company’s most significant risks and ensures that management responds with appropriate strategic and tactical mitigation plans.

Board Committees

AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE	INVESTMENT
◾ Has primary responsibility for overseeing financial risk for the Company. ◾ Oversees cybersecurity risk.	◾ Oversees risk associated with our compensation programs, policies and practices.

◾  Oversees risks associated with the Company’s corporate governance generally.

◾  Oversees risks associated with our ethics and compliance program.

◾  Oversees risks associated with our corporate responsibility program and ESG initiatives.

◾  Oversees risks associated with our political contributions.

◾ Oversees risks associated with capital allocation. ◾ Oversees risks associated with investments, developments and redevelopments.

Management Committees

Executive Committee

◾  Consists of our CEO, CFO, COO and CIO (Chief Investment Officer).

◾  Assesses and manages enterprise risk to identify the most significant existing and emerging risks to the successful achievement of the Company’s strategic and operational goals.

◾  Receives frequent reporting from each of the management committees listed below, which each evaluate different areas of risk.

◾  Provides quarterly updates to the full Board and/or appropriate Committee, either directly or through its management committees, concerning the strategic, operational and emerging risks to the Company’s ability to achieve its business goals and initiatives, along with updates to the mitigation activities underway to address the risks.

BUSINESS CONTINUITY	CORPORATE RESPONSIBILITY	CYBER RISK	COMPLIANCE	DISCLOSURE
Develops and executes strategies and processes to assess risk and to recover operations, data and full functionality after any extended unplanned business interruption.	Assesses ESG-related risks and leads the initiatives of the Company’s corporate responsibility program.	Assesses and mitigates the risks posed by cybersecurity incidents and cyber attacks impacting the Company’s data and information systems.	Oversees risk associated with the Company’s ethics and compliance program.	Assesses and mitigates risk associated with the Company’s financial controls and disclosures.

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Corporate Governance |

Standing Committees

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee, each as described below. Members of these committees are elected annually by our Board of Directors. The charter of each of these committees is available on our website at www.regencycenters.com.

Audit Committee

MEMBERS	KEY RESPONSIBILITIES

Thomas G. Wattles*, CHAIR

C. Ronald Blankenship*

Deirdre J. Evens*

Karin M. Klein*

Peter D. Linneman*

The Board has determined that each member of the Audit Committee is independent as defined under the applicable listing standards of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

◾ Assists the Board in its oversight of:

◾ the integrity of our financial statements

◾ our accounting and reporting processes and controls

◾ REIT and other tax compliance

◾ our internal audit functions, and

◾ our insurance programs

◾ Reviews the independence and performance of our internal and external auditors

◾ Has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm

◾ Oversees the Company’s cyber risk program and initiatives, and

◾ Approves the Audit Committee Report as shown on page 47. The report further details the Audit Committee’s responsibilities

The committee met eight times in 2020

Cybersecurity Governance Highlights

✓  Management’s Cyber Risk Committee reports to Audit Committee quarterly

✓  Company policy follows NIST standards

✓  Robust monitoring of external and internal threats

✓  Validation and testing by internal personnel and third parties, including annual penetration tests and third party cyber assessments

✓  Reporting to Audit Committee of any significant breaches
(none in past three years)

* Audit Committee Financial Experts: Our Board has determined that each member of the Audit Committee qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC. In accordance with our CGGs, no members of the Audit Committee serves on the Audit Committee of more than three public companies.

Compensation Committee

MEMBERS	KEY RESPONSIBILITIES

Deirdre J. Evens, CHAIR

Joseph F. Azrack

Thomas W. Furphy

David P. O’Connor

The Board has determined that each member of the Compensation Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Establishes and oversees our executive compensation and benefits programs

◾ Approves compensation arrangements for senior management, including metric setting and annual incentive and long-term compensation

◾ Evaluates our Executive Chairman and CEO’s performance

◾ Reviews senior management leadership, performance, development and succession planning

◾ Oversees our stock ownership policy, and

◾ Recommends to the Board the compensation of our non-employee directors

The committee met six times in 2020	The committee retained Willis Towers Watson as its independent compensation consultant in 2020.

REGENCY CENTERS | 2021 PROXY STATEMENT | 21

| Corporate Governance

Nominating and Governance Committee

MEMBERS	KEY RESPONSIBILITIES

Bryce Blair, CHAIR

Karin M. Klein

Peter D. Linneman

David P. O’Connor

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Establishes sound corporate governance practices in compliance with applicable regulatory requirements and best practices

◾ Assists our Board in establishing criteria and qualifications for potential Board members

◾ Identifies and recruits high quality individuals to become members of our Board and recommends director nominees to the Board

◾ Leads the Board in its annual assessment of the Board’s performance

◾ Reviews committee membership and recommends nominees for each committee of the Board

◾ Oversees the Company’s ethics and compliance program

◾ Oversees the Company’s strategies related to corporate responsibility, including ESG matters, and

◾ Oversees the Company’s political activities, including any political spending

The committee met four times in 2020

Investment Committee

MEMBERS	KEY RESPONSIBILITIES
Joseph F. Azrack, CHAIR Bryce Blair C. Ronald Blankenship Thomas W. Furphy Lisa Palmer Martin E. Stein, Jr. Thomas G. Wattles

◾ Oversees and approves our strategy relating to capital allocation and investment for redevelopments and new developments

◾ Approves investment guidelines for management

◾ Oversees our acquisition and disposition strategy and programs, and

◾ Reviews the financial performance of developments, redevelopments and other similar investments

The committee met four times in 2020

Executive Committee

Under the CGGs, the Board has also established an Executive Committee, to meet when necessary or desirable to handle ministerial matters under applicable law and Nasdaq Stock Market listing standards. The Executive Committee includes the Executive Chairman and any two other directors who qualify as independent, as defined by the listing standards of the Nasdaq Stock Market. If the Executive Chairman is unavailable, the President and Chief Executive Officer would serve in his place. This committee did not meet in 2020.

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Corporate Governance |

Code of Business Conduct and Ethics

Our Board of Directors oversees the establishment of our code of business conduct and ethics for our directors, officers and employees. It is available on our website at www.regencycenters.com.

Stock Ownership Policy

Our stock ownership policy is designed to focus our senior officers and directors on long-term shareholder value creation. Our policy sets stock ownership targets for senior officers as a multiple of base salary and for non-employee directors as a multiple of their annual retainer (exclusive of fees for committee service).

The targets, which are measured based on the Company’s trailing 36-month average common stock price, are to be achieved by directors and senior officers over a maximum five-year period. Our stock ownership policy also requires all covered participants to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain a senior officer or director. With respect to Senior Vice Presidents, the retention requirement only applies until the Senior Vice President meets his or her stock ownership target.

Policy Prohibiting Hedging and Pledging of Our Stock

We have adopted a stringent policy that prohibits (i) our employees of the company who are officers, and (ii) directors from engaging in hedging transactions or arrangements designed to lock in the value of their holdings of our securities, as well as short sales and the trading of options in our securities. This prevents our officers and directors from engaging in transactions involving our securities without having the full risks and rewards of ownership.

We also prohibit our officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

REGENCY CENTERS | 2021 PROXY STATEMENT | 23

| Related Party Transactions

Related Party Transactions

Our Board has adopted written policies and procedures for the review and, if appropriate, approval of related party transactions by the Nominating and Governance Committee. Our policy defines a Related Party to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A Related Party Transaction is defined as a transaction, arrangement or relationship in which the Company is a participant, if the amount involved exceeds $120,000 and a Related Party has or will have a direct or indirect material interest.

Related Party Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for the Nominating and Governance Committee’s approval or ratification of a Related Party Transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

◾	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

◾

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under Nasdaq Stock Market listing requirements or (2) from serving on the Audit Committee, Compensation Committee or Nominating and Governance Committee under Nasdaq Stock Market and other regulatory requirements.

During 2020 there were no related party transactions required to be disclosed under SEC rules.

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Compensation of Directors |

Compensation of Directors

Non-employee directors are compensated for their service on our Board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

Elements of 2020 Non-Employee Director Compensation

Annual cash retainer:	$75,000

Additional annual cash retainer for:

Lead Director	$35,000

Chair of Audit Committee and Chair of Investment Committee	$20,000

Chair of Compensation Committee and Chair of Nominating and Governance Committee	$15,000

Members of Audit Committee and members of Investment Committee	$15,000

Members of Compensation Committee and members of Nominating and Governance Committee	$10,000

Annual stock rights award:	2,000 shares

Additional stock grant for Lead Director	$10,000

The Compensation Committee periodically reviews the compensation of our non-employee directors and considers market practices. We pay directors’ retainers quarterly, in cash or, at the election of the director, shares of common stock issued under our Omnibus Incentive Plan which are valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their retainers, at their election, under our non-qualified deferred compensation plan. Non-employee directors also receive stock rights awards immediately following each annual meeting of shareholders. Stock rights granted prior to 2018 vest 25% on each of the first four anniversary dates of the grant. Stock rights granted in 2018 or later vest 100% on the first anniversary date of grant.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2020

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Joseph F. Azrack	$113,500	$81,060	$194,560

Bryce Blair	$115,000	$81,060	$196,060

C. Ronald Blankenship	$146,556	$87,626	$234,182

Deirdre J. Evens	$113,583	$81,060	$194,643

Thomas W. Furphy	$100,000	$81,060	$181,060

Karin M. Klein	$100,000	$81,060	$181,060

Peter D. Linneman	$100,000	$81,060	$181,060

David P. O’Connor	$95,000	$81,060	$176,060

Thomas G. Wattles	$125,000	$81,060	$206,060

(1) In 2020, the following directors elected to receive certain of their directors’ fees in the form of shares of our common stock in lieu of cash:

Name	Number of Shares Issued In Lieu of Director Fees

C. Ronald Blankenship	3,228

Deirdre Evens	668

Karin M. Klein	2,218

Peter D. Linneman	2,218

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) which was $40.53 per share on April 29, 2020.

REGENCY CENTERS | 2021 PROXY STATEMENT | 25

| Proposal Two: Advisory Vote on Executive Compensation

Proposal Two: Advisory Vote on Executive Compensation

We design our executive officer compensation programs to attract, motivate and retain executives who are capable of leading our Company to achievement of our key strategic goals, to be competitive with comparable employers and to align the interests of management with those of our shareholders. Compensation that rewards performance by awarding incentives for the achievement of specific objectives and aligns with the interests of long-term shareholders are key principles that underlie our compensation program design.

By any measure, 2020 has been an extraordinary year. The COVID-19 pandemic has tested every public company and its executive management. Regency Centers and its management distinguished itself among its peers and within its industry by meeting the challenges it has faced and continues to face, by demonstrating its operational resilience since the first days of the pandemic, the strength of the Company’s balance sheet management has carefully constructed over many years, and the benefits of its robust liquidity by maintaining its dividend throughout 2020. We encourage you to closely review our “Compensation Discussion and Analysis” and “Executive Compensation” sections, where we provide more detail on our compensation programs in general and relating specifically to 2020.

The Compensation Committee continues to refine our executive compensation programs and policies consistent with evolving best governance practices in our industry and our Company’s business strategy. We believe that the compensation actually received by our executives reflects our goal to align the interests of management with those of shareholders. The following highlights reflect our commitment to pay for performance and to maintain a strong executive compensation governance framework.

Executive Compensation Highlights

WHAT WE DO	WHAT WE DO NOT DO

Link compensation to the creation of shareholder value by our pay for performance philosophy	Provide excise tax gross-ups

Design our annual incentive plan to be largely performance-based for the NEOs	Maintain compensation programs that encourage unreasonable risk taking

Set the long-term incentive opportunity for our NEOs to be largely performance-based	Have excessive perquisites

Review our peer group annually	Have single triggers in the event of a change of control

Cap our annual and long-term incentive payouts

Pay dividends earned on performance shares only after the performance shares are earned and vested

Use an independent compensation consultant

Have severance agreements but not employment agreements

As required by Section 14A of the Securities Exchange Act of 1934, you are being asked to approve an advisory resolution on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2020 compensation program and policies for our named executive officers. Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into account when considering future executive compensation arrangements.

Our Board of Directors recommends a vote “FOR” approval, on an advisory basis, the 2020 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

26 | REGENCY CENTERS | 2021 PROXY STATEMENT

Compensation Discussion and Analysis |

Compensation Discussion and Analysis

Letter from Our Compensation Committee Chair

Dear Fellow Regency Shareholder,

On behalf of the Compensation Committee of the Board of Directors of Regency Centers, I am pleased to present an overview of the Company’s compensation programs and the performance-based pay of our Named Executive Officers (NEOs) for the performance year 2020.

2020 has been a year unlike any other in our lifetime, but as we continue to navigate this uncertain environment, we are thankful and fortunate that Regency Centers is a company that has been well-positioned to thoughtfully manage through challenges and adversity. Following a decade of portfolio optimization and strategic strengthening of the balance sheet, the Company was on solid financial and operational footing when the COVID-19 pandemic began, and thus the leadership team, led by our NEOs, has navigated the uncertainty by maintaining our commitment to our employees, communities, tenants and shareholders.

The Compensation Committee is focused on aligning the interests of our executive team with the interests of our shareholders by providing incentives based upon the achievement of performance levels in relation to our financial and strategic goals. In light of the dual realities of the extraordinary challenges presented to the management team by the COVID-19 pandemic, as well as our objective to both motivate and retain our top talent, the Compensation Committee determined that in assessing performance for 2020 it should look beyond our original singular annual incentive metric and consider other more relevant company and individual performance measures. We approached our pay assessment with the same strong governance and oversight we have always applied to our compensation programs. The committee was mindful of our executive compensation philosophy for maintaining an appropriate pay-for-performance framework by providing a meaningful incentive opportunity for participants while aligning pay outcomes with shareholder interests.

The committee met regularly throughout 2020 to discuss and evaluate the COVID-19 impact on the Company’s performance and executive compensation. We considered a number of factors in evaluating how to approach executive compensation decisions in light of the pandemic, including financial performance of the Company, the efforts of our executives during an unprecedented time, trends and best practices of the compensation committees of peer and other companies, guidance from a variety of stakeholders, and input from our independent compensation consultant at Willis Towers Watson.

While the Company continued to enjoy a strong balance sheet and excellent liquidity, it quickly became apparent that due to the unforeseeable adverse impacts of the COVID-19 pandemic final performance for our annual incentive metric of Core Operating Earnings per Share would be formulaically below the “Low” performance level as defined in this CD&A. At this level, any payout is determined at the discretion of the Compensation Committee. As such, the committee determined that performance for 2020 would be assessed, and the resulting payout would be made, based on the discretion provided to the committee by the Company’s plan documentation. Specifically, we agreed upon the following principles as a framework for our 2020 performance assessment and executive compensation program decisions:

Long-term Incentives:

◾

No changes would be made to any “in-flight” long-term incentive awards, which are the largest component of our executive compensation program. As the majority of our long-term incentive awards are impacted by stock performance relative to peers, we do not think it is appropriate to modify outstanding long-term incentives given their structure is designed to measure performance over a multi-year period.

Annual Incentives:

◾

Our NEOs should be compensated with due consideration to the exceptional efforts made, strategies implemented, and results achieved in reacting to and addressing the unforeseen impacts of the COVID-19 pandemic, but they should not be completely insulated from the financial consequences of the pandemic and its impact on our business.

◾

A primary driver of our discretionary decision would be the progress the Company made toward what we called our “recovery plan” which would be measured primarily by year-end 2020 Net Operating Income. We determined NOI was the most appropriate measure of financial success in 2020, as collecting rent from our tenants and generating cash during the pandemic were two primary financial objectives.

REGENCY CENTERS | 2021 PROXY STATEMENT | 27

| Compensation Discussion and Analysis

◾

While not historically included in our annual incentive plan, this year the individual contributions of each of our NEOs would be considered given the unprecedented challenges that management faced and the resulting additional responsibilities required. The individual objectives were defined and communicated to the NEOs well in advance of the close of the year to provide guidance on the committee’s expectations.

◾

Instead of 100% cash, discretionary compensation awarded for 2020 performance would be paid half in the form of a cash bonus and half in the form of a restricted stock grant that vests in equal parts over a four-year period. This is in an effort to retain critical talent and further align the leadership team with the goal of increasing long-term shareholder value. Restricted stock awards enhance the focus on the long-term impact of the critical steps management is taking to aid in the recovery from the effects of the COVID-19 pandemic and position the Company for profitable growth in the future.

◾

Under no circumstance would any cash portion of the annual incentive earned by a NEO be more than 50% of target, which is the “Low” level of performance per the 2020 annual incentive plan for which a bonus would have been paid formulaically without Compensation Committee discretion.

◾	Under no circumstance would a total incentive (cash plus stock grant) earned for 2020 performance be more than 90% of the annual incentive plan target.

While assessing 2020 performance, the Committee considered the Company’s financial results in addition to critical individual contributions by each NEO. In making its compensation decisions, the committee assessed the performance of Mr. Stein and Ms. Palmer, and the committee considered Ms. Palmer’s evaluation of our other NEOs’ performance. The material components of these contributions include but are not limited to:

◾	Achieving the 2020 phase of the recovery plan while positioning the company for the future

◾	Leading and motivating employees during global crisis and social unrest

◾	Ensuring the continuity of business operations by transitioning approximately 450 employees to a virtual workforce and establishing and leading a COVID-19 task force

◾	Leading efforts to engage with over 8,000 tenants while providing extensive COVID-19 resources to them

◾	Overseeing a complex lease re-negotiation, rent deferral and default process

◾	Appropriately modifying the investment pipeline

◾	Effectively managing the balance sheet while preserving our dividend for shareholders

◾	Communicating frequently and transparently with shareholders while providing best-in-class, transparent COVID-19 impact disclosures

Given the principles above and after thoughtful discussion and deliberation of the Company’s performance as well as the individual accomplishments of each NEO, the Compensation Committee awarded an annual cash incentive to each NEO ranging from 40% to 45% of target. Recognizing that the cash payouts are below the original “low” performance level of 0.50 times target and being mindful of the extraordinary efforts put forth during the pandemic and our objective to both motivate and retain our top talent, we approved matching restricted stock grants for each NEO. The matching stock grants vest in equal parts over a four-year period commencing on the first anniversary of the grant date. Taken together, these incentives are in recognition of the Company’s year-end Net Operating Income achievement and the individual contributions of the NEOs in the aforementioned areas. In total, the annual incentive awarded to each NEO ranges from 80% to 90% of target, with half being paid in cash and half in the form of restricted stock.

We will continue to monitor the impact of the pandemic on the Company and our pay programs through 2021, continuously balancing our objective to deliver compensation programs that incent our talent while aligning our pay practices and outcomes with shareholder interests. We remain confident that our executive compensation programs will drive the behaviors and results the Board expects and those that are in the best interests of our shareholders.

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview of our executive compensation programs and the underlying philosophy used to develop the programs.

We appreciate the trust you have placed in us, and thank you for your investment in Regency Centers.

Sincerely,

Deirdre J. Evens

Chair of Compensation Committee

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Compensation Discussion and Analysis |

Our Named Executive Officers

Martin E. Stein, Jr. Executive Chairman of the Board	Lisa Palmer President and Chief Executive Officer	Michael J. Mas Executive Vice President, Chief Financial Officer	James D. Thompson Executive Vice President, Chief Operating Officer	Dan M. Chandler, III Executive Vice President, Chief Investment Officer

For information with respect to Mr. Stein and Ms. Palmer, please refer to the Election of Directors section.

Michael J. Mas, age 45, has been our Executive Vice President, Chief Financial Officer since August 12, 2019. Prior to that, Mr. Mas served as Managing Director of Finance since February 2017. He served as Senior Vice President of Capital Markets from January 2013 to January 2017. Prior to that, Mr. Mas served as Vice President of Capital Markets and JV Portfolio Management from December 2004 to December 2012. Before joining our Company in 2003, he worked with Deloitte & Touche LLP as Manager for Assurance and Advisory services, supervising professional accountants providing client services in Southeast Florida. Mr. Mas holds a Bachelor of Business Administration from the University of North Florida and a M.B.A. from Florida Atlantic University. He is a member of ICSC and Nareit.

James D. Thompson, age 65, has been our Executive Vice President, Chief Operating Officer since August 12, 2019. Prior to that, Mr. Thompson served as our Executive Vice President of Operations since January 1, 2016. Prior to that, he served as Managing Director—East Region since 1993. Mr. Thompson served as Executive Vice President of our predecessor real estate division from 1981 to 1993. Mr. Thompson holds a Bachelor of Science from Auburn University. He is a member of ICSC and Nareit, and member of the Advisory Board for the Bergstrom Center for Real Estate Studies at the University of Florida.

Dan M. Chandler, III, age 53, has been our Executive Vice President, Chief Investment Officer since August 12, 2019. Prior to that, Mr. Chandler served as Managing Director of the West Region since 2009, when he oversaw the growth and management of the Company’s portfolio and new investments throughout California, Oregon, Washington and Nevada. From 2007 to 2009, Mr. Chandler was a principal with Chandler Partners, a private commercial and residential real estate developer in Southern California. He was a Managing Director – Northeast Investments for Regency from 2006 to 2007, Senior Vice President of Investments (Southern California and Mid-Atlantic) from 2002 to 2006, Vice President of Investments (Southern California) from 1999 to 2002 and was a Director—Project Development (Southern California) at Pacific Retail Trust (PRT) from 1997 until its merger with Regency in 1999. Mr. Chandler holds a Bachelor of Science (Urban Planning), a M.B.A. and a Master of Real Estate Development (M.R.E.D.) from the University of Southern California. He is a member of the International Council of Shopping Centers and the Urban Land Institute, where he serves on the Small-Scale Development Council (Gold). On February 26, 2021, Mr. Chandler announced his resignation from the Company effective on or before March 26, 2021.

Our Compensation Philosophy

Our compensation program is designed to attract, motivate and retain industry-leading executives who are capable of achieving our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives, and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives.

REGENCY CENTERS | 2021 PROXY STATEMENT | 29

| Compensation Discussion and Analysis

Oversight of Compensation

The Compensation Committee of our Board of Directors is responsible for designing and implementing our executive pay philosophy, evaluating compensation against the market and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals and compensation earned under incentive plans and severance contracts. The committee is comprised entirely of independent directors as defined by the Nasdaq Stock Market.

The committee evaluates the performance of both the Executive Chairman and the President & CEO and determines compensation based on this evaluation. With respect to our Executive Vice Presidents (who are the other NEOs), the committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements. The compensation of all NEOs is subject to the final approval of the committee.

Management and the committee rely upon outside advisors to provide benchmarking and other relevant data analysis regarding competitive pay levels, pay program design, and evolving technical constraints. During 2020, the committee engaged Willis Towers Watson to benchmark and evaluate competitive pay practices, assist in the refinement of our incentive plans and assist in the preparation of our pay disclosures and valuation of our equity awards. A representative from Willis Towers Watson generally attends meetings of the Compensation Committee and participates in executive sessions of the committee, and is available to communicate directly with the Compensation Committee Chair or its members outside of meetings.

In 2020, we paid Willis Towers Watson approximately $180,000 for compensation consulting services provided to the Compensation Committee. In 2020, we also paid Willis Towers Watson approximately $120,000 for employee benefits brokerage and advisory services not within the purview of the Willis Towers Watson compensation consultant.

The Compensation Committee considers all factors relevant to the consultant’s independence from management, including those identified by the Nasdaq Stock Market, and has determined that Willis Towers Watson has no conflict of interest and is independent.

2020 Say on Pay Results and Shareholder Engagement

Our Board of Directors and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2020 annual meeting of shareholders, more than 99% of the votes cast on the advisory vote on executive compensation were in favor of our executive compensation. We believe the results over the past several years of our Say on Pay vote demonstrate continued strong shareholder support for our program.

30 | REGENCY CENTERS | 2021 PROXY STATEMENT

Compensation Discussion and Analysis |

Targeted Level of Compensation

We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, for target performance levels near the peer median depending on company and market circumstances as well as the experience level of the individual executive. Annual increases in base salary, cash incentives, performance shares and total direct compensation, while not guaranteed, will be more robust when pay is below the median and more moderate when those compensation levels are more than 10% above the median or exceed the peer 60th percentile. Compensation for top executives will be highly variable with heavy weighting toward incentive compensation rather than fixed components.

We rely on a peer group analysis of total direct compensation prepared annually by our executive compensation consultant. The principles by which the peer group was created and maintained are that companies be in a comparable industry (i.e. REITs) and comparable in size, generally based on total market capitalization ranging from half to double our size. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly. After evaluating our peer group in the spring of 2020, we removed The Macerich Company and Taubman Centers, Inc., and added Camden Property Trust, while maintaining our philosophy of considering “best-in-class” REITs of comparable size but not limited to the shopping center sector.

Peer Company	Reviewed in 2019 for Setting 2020 Compensation	Reviewed in 2020 for Setting 2021 Compensation

Alexandria Real Estate Equities, Inc.

Boston Properties, Inc.

Brixmor Property Group, Inc.

Camden Property Trust

Duke Realty Corporation

Essex Property Trust, Inc.

Federal Realty Investment Trust

Host Hotels & Resorts, Inc.

Kimco Realty Corporation

The Macerich Company

National Retail Properties, Inc.

Realty Income Corp.

SITE Centers Corp.

Taubman Centers, Inc.

UDR, Inc.

VEREIT, Inc.

Weingarten Realty Investors

REGENCY CENTERS | 2021 PROXY STATEMENT | 31

| Compensation Discussion and Analysis

Compensation Committee Actions & Decisions

In 2020 and early 2021, the Compensation Committee reviewed the market conditions for executive compensation, considered 2020 performance, and made the following compensation decisions:

Adjusted base salaries for 2020 in accordance with our executive transition succession plan	Assessed 2020 performance and approved awards based on rationale described in the letter from the Compensation Committee Chair at the beginning of this CD&A	Approved payouts for the 2018 – 2020 long-term incentive plan for relative TSR (90% of target)

Met throughout 2020 to evaluate and discuss the COVID-19 impact on Regency’s performance and executive compensation	Reviewed the peer group and modified the group to be analyzed for 2021 compensation decisions	Determined 2021 incentive plans and targets for NEOs and incorporated a Corporate Responsibility (ESG) metric into the 2021 annual incentive plan

Elements of Compensation

In allocating compensation, we believe the compensation of our NEOs should be predominantly performance-based because these individuals have the greatest ability to influence our Company’s performance. The table below summarizes the allocation of the 2020 target compensation opportunity for our CEO and our other named executive officers based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

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Compensation Discussion and Analysis |

Base Salary

Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, contributions to the Company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.

On January 1, 2020, Mr. Stein retired as our CEO and was appointed Executive Chairman of the Board and Ms. Palmer became our CEO and also retained her role of President. Mr. Mas replaced Ms. Palmer on August 12, 2019 as our new CFO.

In connection with Ms. Palmer’s appointment as CEO, she received an initial base salary of $825,000. As Executive Chairman, Mr. Stein’s annual base salary is $700,000. In connection with Mr. Mas’ appointment as CFO, he received a base salary of $450,000 per year effective on September 1, 2019, which then increased to $500,000 per year on January 1, 2020.

Named Executive Officers	2019 Base Salary	2020 Base Salary	% Increase

Martin E. Stein, Jr. Executive Chairman	$900,000	$700,000	-22%

Lisa Palmer President and Chief Executive Officer (effective January 1, 2020)	$610,000	$825,000	35%

Michael J. Mas Executive Vice President, Chief Financial Officer	$450,000	$500,000	11%

James D. Thompson Executive Vice President, Chief Operating Officer	$500,000	$515,000	3%

Dan M. Chandler, III Executive Vice President, Chief Investment Officer	$500,000	$515,000	3%

Annual Cash Incentives — Overview

The Compensation Committee aims to set rigorous performance goals that align pay with performance. A number of factors are considered when calibrating goals including the current operating environment, projected peer performance and the Company’s key strategic objectives.

Regency pays an annual cash incentive based on achievement of key corporate objectives. The annual cash incentive framework for our NEOs in 2020 pre-pandemic was based 100% on Core Operating Earnings per share. The Compensation Committee believes that, absent extraordinary circumstances like those of 2020, Core Operating Earnings is representative of our ability to meet our financial commitments and to make distributions to shareholders on a sustainable basis and serves as an indicator of growth in our net asset value.

The 2020 pre-pandemic performance criteria for the Core Operating Earnings/Share metric is set forth in the following table. Performance between levels will be interpolated, and payouts for performance below the “Low” performance level would be made only at the discretion of the Compensation Committee. To encourage our NEOs to take actions that are in the long-term interests of the Company, our Compensation Committee may normalize the calculation of Core Operating Earnings per share to not penalize (or overly-benefit) our NEOs for taking actions that are in the best interest of our Company over the long-term but that have a negative impact on Core Operating Earnings such as the sale of assets and debt reduction.

2020 Performance Criteria for Annual Cash Incentive –

Core Operating Earnings per Share (100% Weight at Target)

Performance Level	Multiple of Target	2020 Core Operating Earnings Per Share

Maximum	2.00	$3.89

	1.45	$3.79

	1.25	$3.75

	1.10	$3.71

Target	1.00	$3.69

	0.90	$3.68

	0.75	$3.64

Low	0.50	$3.59

Below Low	Determined at the discretion of the Compensation Committee	<$3.59

REGENCY CENTERS | 2021 PROXY STATEMENT | 33

| Compensation Discussion and Analysis

Annual Incentive — 2020 Results v. 2020 Incentive Plan Goals

Due to the extraordinary impact of the COVID-19 pandemic, Regency’s 2020 Core Operating Earnings per Share was below the “Low” performance level which means that any payment to the NEOs would be determined at the discretion of the Compensation Committee. As explained at the beginning of this CD&A, the committee carefully considered Company and individual performance in 2020, including the individual accomplishments of our NEOs and the Company’s NOI for 2020, and determined it was appropriate to award our NEOs an annual incentive equal to 80% to 90% of target, half to be paid in the form of a cash bonus (40% to 45% of the cash target) and half in the form of a restricted stock grant with a four-year pro-rata vesting period. The cash portion of the annual incentive is shown in the table below, and the matching stock portion is in the Long-Term Incentives – Restricted Shares/Stock Rights Awards section of the CD&A on page 35.

2020 Cash Targets and Cash Incentives Earned

Name	Target Cash Incentive	Actual Cash Incentive Earned	Cash Payout as % of Target

Martin E. Stein, Jr.	$600,000	$250,000	42%

Lisa Palmer	$1,150,000	$518,000	45%

Michael J. Mas	$500,000	$225,000	45%

James D. Thompson	$515,000	$232,000	45%

Dan M. Chandler, III	$515,000	$206,000	40%

Long-Term Incentives — Overview

The Compensation Committee strongly believes that using equity awards with multi-year performance and vesting periods for a majority of the incentive awards reinforces the alignment of the interests of executives with those of shareholders. We maintain our Omnibus Incentive Plan for the purpose of granting various types of equity awards, including stock rights awards (or restricted shares), to provide incentives for management to increase shareholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to stay with the Company.

Our committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Omnibus Incentive Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The committee uses two different stock-based awards to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Performance share awards are earned subject to the achievement of select performance goals as described below. Restricted share awards are earned subject to the participant’s ongoing employment with us.

2020 Long Term Incentive Weighting at Target

Long Term Incentive Component	NEOs’ Weight at Target

Performance Shares: 2020 – 2022 Relative TSR	80%

Time-based Restricted Shares	20%

Long-Term Incentives — Performance Shares

Performance goals are established for a multi-year performance period to tie incentive compensation to long-term results. Following the end of the period, performance versus goals is calculated and reviewed by the Compensation Committee, awards are determined, and the corresponding number of shares vest. Dividend equivalents are accrued during the performance period and will vest when the underlying share award vests. No shares are earned if performance levels are not achieved in excess of threshold levels.

For 2020, performance shares granted to our NEOs on January 31, 2020 were entirely based on total shareholder return relative to the FTSE Nareit Equity Shopping Centers. We believe total shareholder return is our shareholders’ scorecard for our Company, and it is a discerning measure of how the executives perform in the shopping center sector over an extended period.

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Compensation Discussion and Analysis |

The performance goals under the 2020 plan that are set in terms of performance in relation to the FTSE Nareit Equity Shopping Centers are outlined below and were articulated in terms of three-year aggregate performance. Total shareholder return considers stock price growth as well as dividends. Performance between levels will be interpolated and such performance shares will be earned after the end of 2022 and will be immediately vested.

2020 – 2022 Performance Criteria for Total Shareholder Return

(Relative to FTSE Nareit Equity Shopping Centers)

Cumulative 3-Year Performance vs. Index	Performance Level	Multiple of Target

+ 20%	Maximum	2.00

+ 10%		1.50

0%	Target	1.00

- 10%	Low	0.50

- 20%	Threshold	0.00

Performance shares awarded to our NEOs in 2018, 2019 and 2020 are set forth in the table for outstanding equity awards at fiscal year-end 2020 on page 43 in this proxy statement.

Our NEOs earned 90% of the target performance share award that was based upon total shareholder return for the 2018 – 2020 performance period. Our relative total shareholder return for this performance period was -25% versus -23% for the FTSE Nareit Equity Shopping Centers—an underperformance of 200 basis points. As the table below illustrates, Regency outperformed the index in the prior two performance periods.

Scorecard for Relative Shareholder Return Performance

Performance Period	FTSE Nareit Equity Shopping Centers	Regency	% of Target Payout

2016—2018	-21%	-5%	180%

2017—2019	-5%	2%	135%

2018—2020	-23%	-25%	90%

Long-Term Incentives — Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are usually “time-based” and vest equally over a four-year period, subject to continued employment with us. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. We currently do not use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based continued service. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants help us manage dilution that we would otherwise experience in granting options.

	Name	Grant Value

In January 2020, we granted restricted shares to the NEOs which represented 20% of their 2020 long-term incentive target as follows:	Martin E. Stein, Jr.	$260,000
	Lisa Palmer	$625,000
	Michael J. Mas	$200,000
	James D. Thompson	$234,000
	Dan M. Chandler, III	$234,000

	Name	Grant Value

As previously discussed, as part of the annual incentive earned, the committee granted restricted shares to the NEOs in January 2021 to reward for 2020 performance and to retain critical talent and further align the leadership team with the goal of increasing shareholder value, as follows:	Martin E. Stein, Jr.	$250,000
	Lisa Palmer	$518,000
	Michael J. Mas	$225,000
	James D. Thompson	$232,000
	Dan M. Chandler, III	$206,000

REGENCY CENTERS | 2021 PROXY STATEMENT | 35

| Compensation Discussion and Analysis

401(k) Profit-Sharing Plan

We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k) plan pursuant to which we match employee contributions at 100% up to $5,000 for 2020. In addition, the Compensation Committee has the right to approve additional contributions —including the discretion to make such contribution when our corporate objectives are achieved.

For 2020, the Compensation Committee approved a discretionary profit-sharing award totaling $1.4 million, and the pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $66,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as national benchmarks.

Compensation on Termination of Employment

Each of our NEOs other than Mr. Mas has a severance and change of control agreement that auto-renewed on January 1, 2019. The agreements will automatically renew on January 1, 2022, for an additional three-year term unless either party gives written notice of non-renewal within 90 days before the end of the current term. Mr. Mas had a severance and change of control agreement that was amended and restated on January 1, 2020 in recognition of his promotion to EVP & CFO in August 2019. His new agreement automatically renewed on January 1, 2021 and will automatically renew on January 1, 2022, for an additional one-year term unless either party gives written notice of non-renewal within 90 days before the end of the current term.

We believe these agreements are important for retention purposes, as many companies we compete with offer severance compensation, particularly in connection with a change of control. Accordingly, our named executive officers have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within two years after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

The severance amount payable to each executive officer is a specified multiple of the sum of the officer’s annual base salary and average annual cash bonus paid during the past three years. With respect to qualifying terminations occurring prior to a change of control, the severance multiple is 1.5 for each of Mr. Stein and Ms. Palmer, and the severance multiple is 1.0 for each of Messrs. Chandler, Mas and Thompson. With respect to qualifying terminations occurring on or after a change of control, the severance multiple is 2.0 for Messrs. Stein, Chandler, Mas and Thompson and Ms. Palmer. We would also pay an additional cash severance payment upon the executive’s qualifying termination in an amount equal to the COBRA premiums the executive would be required to pay to continue his or her health plan coverage during such severance period.

In the event of a termination without cause or the executive officer leaves for good reason that is not related to a change of control, the executive officer’s unvested equity awards that vest solely on the basis of time will vest on a pro-rated basis and the executive officer’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination. Our severance and change of control agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. The vesting/cash out of equity awards upon severance after a change of control is at the greater of actual performance to-date or target, except when Regency or any surviving entity cease to be a public company, in which case unvested equity awards are cashed out and performance shares are cashed out at their fair market value as of the date of the change of control with interest through the payment date. For executive officers, if their change of control compensation is subject to excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, they will either pay the excise tax or have their payments capped at a level so there would be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.

The agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by our Board of Directors or required by law. The Company has a robust executive compensation clawback policy, see “Recoupment/Clawback Policies”.

36 | REGENCY CENTERS | 2021 PROXY STATEMENT

Compensation Discussion and Analysis |

If an executive officer has delivered written notice of his or her pending retirement and a change of control should occur after such notice is given, the payments and benefits for such retiring officer are limited to the payments and benefits such retiring officer would have received through the contemplated date of retirement.

For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation—Compensation on Termination of Employment.”

Recoupment/Clawback Policies

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws.

We have a more expansive clawback policy covering all of our executive officers, which can be located on our website at www.regencycenters.com. If the Company issues a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board or committee will have the authority in its sole discretion to recover any incentive compensation (i) received by any covered person (ii) during the three fiscal years immediately preceding the date of the accounting restatement issuance based on the erroneous data and (iii) that exceeds the amount that would have been paid to the covered person under the accounting restatement, calculated on a pre-tax basis.

If the Board or committee determines that any covered person has committed misconduct, the Board or committee has the authority in its sole discretion, upon evaluating the associated costs and benefits, to recover any incentive compensation received by any covered person during the three fiscal years preceding the period from the date on which the misconduct first occurred or thereafter, calculated on a pre-tax basis. Recovery of such incentive compensation shall not be the Company’s exclusive remedy for any misconduct.

In making any such determination, the Board or committee may consider such factors as it deems appropriate, including, without limitation (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence, and (E) any other factors deemed relevant by the Board or committee.

For purposes of a material financial restatement, covered person means any current or former officer who has or had been designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934. For purposes of misconduct, covered person means any current or former officer who has received incentive compensation.

Risk Consideration in our Compensation Program

The Board believes that our compensation policies and practices for our employees are reasonable and align our employees’ interests with those of our shareholders. The Board believes that there are a number of factors that cause our compensation policies and practices to avoid any reasonable risk of having any material adverse effect on the Company. The fact that our executive officers have their annual and long term incentive compensation tied to financial metrics as well as total shareholder return as compared to a peer group encourages actions that focus on profitable business for the benefit of shareholders. Our stock ownership policy and our policy prohibiting stock hedging transactions further align the interest of our senior officers with the long term interests of our shareholders. In addition, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the Compensation Committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. No executive officer of the Company served as: (i) a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (ii) a member of the Board of Directors of another entity, one of whose executive officers served on the Compensation Committee of the Company. None of the members of our Compensation Committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

REGENCY CENTERS | 2021 PROXY STATEMENT | 37

| Compensation Discussion and Analysis

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year paid to any “covered employee,” a group that generally includes our NEOs. In December 2020, the IRS issued final regulations that expanded the coverage of Section 162(m) to apply to umbrella partnership real estate investment trust (“UPREIT”) structures like ours. Previously, the IRS had indicated in private letter rulings that UPREIT structures had not been subject to Section 162(m). The final regulations included a grandfathering provision under which the expanded coverage of Section 162(m) applies only to compensation expense attributable to compensation paid after December 18, 2020. We do not anticipate that these changes to Section 162(m) will have a material impact on us, although we anticipate our taxable income will increase on an annual basis as a result of the application of Section 162(m). To maintain our status as a real estate investment trust, we are required to distribute at least 90% of our taxable income to our shareholders in the form of dividends. The increase in taxable income resulting from the change in Section 162(m) has been, and will continue to be, taken into account as our Board determines the amount of dividends to be paid to our shareholders in tax years that are affected by the change. Although the Compensation Committee intends to consider the impact of Section 162(m) in structuring compensation programs, the committee expects its primary focus to continue to be on creating programs that address the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee may make awards and structure programs that are non-deductible under Section 162(m).

38 | REGENCY CENTERS | 2021 PROXY STATEMENT

Compensation Committee Report |

Compensation Committee Report

For the year ended December 31, 2020, the Compensation Committee reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the CD&A be included in this proxy statement.

Deirdre J. Evens, Chair

Joseph F. Azrack

Thomas W. Furphy

David P. O’Connor

REGENCY CENTERS | 2021 PROXY STATEMENT | 39

| Executive Compensation

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our NEOs for 2020. The amounts reported for stock awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment. Please see the 2020 Total Earned Compensation Table for the total compensation realized by each NEO.

SUMMARY COMPENSATION TABLE FOR 2020

Name and Principal Position(1)	Year	Salary		Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total

Martin E. Stein, Jr. Executive Chairman of the Board	2020	$700,000		$1,492,779	$250,000	$27,686	$2,470,465
	2019	$900,000		$3,501,615	$1,189,440	$28,486	$5,619,541
	2018	$875,000		$3,150,064	$1,362,200	$32,357	$5,419,621

Lisa Palmer President and Chief Executive Officer	2020	$825,000		$3,588,410	$518,000	$13,334	$4,944,744
	2019	$610,000		$1,800,831	$575,840	$14,134	$3,000,805
	2018	$590,000		$1,620,031	$656,080	$18,312	$2,884,423

Michael J. Mas Executive Vice President, Chief Financial Officer	2020 2019	$500,000 $412,000	(4)	$1,148,292 $540,518	$225,000 $252,803	$12,230 $12,340	$1,885,522 $1,217,661

James D. Thompson Executive Vice President, Chief Operating Officer	2020	$515,000		$1,343,501	$232,000	$27,686	$2,118,187
	2019	$500,000		$1,100,406	$472,000	$20,068	$2,092,474
	2018	$485,000		$970,061	$539,320	$21,108	$2,015,489

Dan M. Chandler, III Executive Vice President, Chief Investment Officer	2020 2019 2018	$515,000 $500,000 $485,000		$1,343,501 $1,100,406 $970,061	$206,000 $472,000 $539,320	$13,334 $14,576 $15,174	$2,077,835 $2,086,982 $2,009,555

(1) Martin E. Stein, Jr. was Chairman and Chief Executive Officer until his transition to Executive Chairman effective January 1, 2020. Lisa Palmer was President and Chief Financial Officer until she vacated her role as Chief Financial Officer and became President effective August 12, 2019. Ms. Palmer became President and Chief Executive Officer effective January 1, 2020. Mr. Mas assumed the position of Executive Vice President, Chief Financial Officer effective August 12, 2019. Mr. Thompson became Executive Vice President, Chief Operating Officer and Mr. Chandler became Executive Vice President, Chief Investment Officer effective August 12, 2019. On February 26, 2021, Mr. Chandler announced his resignation from the Company effective on or before March 26, 2021.

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance-based and market-based performance share awards. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE Nareit Equity Shopping Centers.

2020 Stock Awards. The goals for performance awards granted in 2020 based upon total shareholder return are entirely market-based.

The awards issued on January 31, 2020 assumed (a) stock price volatility of 18.5% for Regency and 18.9% for the index, (b) risk-free interest rates of 1.30%, (c) Regency’s beta versus the index of 0.893, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 31, 2020 were valued using the Monte Carlo model at $73.54 per share.

The 2020 stock awards also include the grant date fair value of restricted stock awards to Ms. Palmer and Messrs. Stein, Chandler, Thompson and Mas.

2019 Stock Awards. The goals for performance awards granted in 2019 based upon total shareholder return are entirely market-based.

The awards issued on January 31, 2019 assumed (a) stock price volatility of 19.3% for Regency and 19.3% for the index, (b) risk-free interest rates of 2.43%, (c) Regency’s beta versus the index of 0.909, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 31, 2019 were valued using the Monte Carlo model at $65.03 per share.

The 2019 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler, Thompson and Mas.

The total for Mr. Mas also includes performance awards granted in 2019 that are not market based but based upon Core Operating Earnings per Share and Same Property NOI growth performance. The amount represents the grant date fair value under ASC Topic 718.

2018 Stock Awards. The goals for performance awards granted in 2018 based upon total shareholder return are entirely market-based.

The awards issued on January 29, 2018 assumed (a) stock price volatility of 19.2% for Regency and 18.4% for the index, (b) risk-free interest rates of 2.26%, (c) Regency’s beta versus the index of 0.965, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 29, 2018 were valued using the Monte Carlo model at $65.74 per share.

The 2018 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler and Thompson.

(3) The amounts in this column for 2020 consist of the following for each executive: (a) a $9,160 contribution to our 401(k) and profit sharing plan, (b) a $1,000 holiday bonus, and (c) life insurance premiums of $17,526 for Mr. Stein, $17,526 for Mr. Thompson, $3,174 for Mr. Chandler, $3,174 for Ms. Palmer, and $2,070 for Mr. Mas.

(4) The base salary for Mr. Mas was $393,000 until August 31, 2019 and became $450,000 effective September 1, 2019 in connection with his promotion to Executive Vice President, Chief Financial Officer.

40 | REGENCY CENTERS | 2021 PROXY STATEMENT

Executive Compensation  |

Pay Ratio

We have estimated the ratio between our 2020 CEO’s total compensation and the median annual total compensation of all employees (except the chief executive officer). In searching for the median employee we considered taxable compensation totals in 2020. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2020, then we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our Chief Executive Officer in 2020, Ms. Palmer, had annual total compensation of $4,944,744 and our Median Employee had annual total compensation of $100,963. Therefore, we estimate that our Chief Executive Officer’s annual total compensation in 2020 is 49 times that of the median of the annual total compensation of all of our employees.

2020 Total Earned Compensation

To supplement the information in the Summary Compensation table set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each NEO in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation table. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

Name and Principal Position	Year	Total Earned Compensation(1)	Total Compensation from Summary Compensation Table

Martin E. Stein, Jr. Executive Chairman of the Board	2020	$3,587,077	$2,470,465
	2019	$5,274,699	$5,619,541
	2018	$6,629,922	$5,419,621

Lisa Palmer President and Chief Executive Officer	2020	$2,793,956	$4,944,744
	2019	$2,852,293	$3,000,805
	2018	$3,235,240	$2,884,423

Michael J. Mas Executive Vice President, Chief Financial Officer	2020 2019	$1,035,636 $1,053,964	$1,885,522 $1,217,661

James D. Thompson Executive Vice President, Chief Operating Officer	2020	$1,579,258	$2,118,187
	2019	$1,952,158	$2,092,474
	2018	$2,381,527	$2,015,489

Dan M. Chandler, III Executive Vice President, Chief Investment Officer	2020	$1,538,906	$2,077,835
	2019	$1,946,666	$2,086,982
	2018	$2,384,127	$2,009,555

(1) Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation table. Total Earned Compensation is not a substitute for Total Compensation. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation table above.

REGENCY CENTERS | 2021 PROXY STATEMENT | 41

| Executive Compensation

Grants of Plan-Based Awards

As described in the CD&A, cash incentive awards under our 2020 incentive plan were based on Net Operating Income and individual achievement of our NEOs during the year ended December 31, 2020. Cash incentive awards were earned from 40% to 45% times the target level, respectively, under the 2020 incentive plan at the discretion of the Compensation Committee.

Equity awards that may be earned under our 2020 incentive plan are issuable under our Omnibus Incentive Plan. Our 2020 incentive plan provides for the issuance to the NEOs of performance share awards that are based on specified thresholds for total relative shareholder return during 2020 through 2022.

Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the threshold levels are not achieved. Earned awards will vest, if at all, at the end of the performance period and be paid in shares. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.

The following table sets forth information about plan-based awards granted to our NEOs during 2020, all of which were made under our 2020 incentive plan. Threshold amounts reflect the minimum amounts that we expect to be earned by our NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date of Equity Incentive Plan Awards		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other stock Awards: # of Shares of Stock	Grant Date Fair Value of Stock Awards

Martin E. Stein. Jr.	1/31/20	(1)	$300,000	$600,000	$1,200,000	—	—	—	—	—
	1/31/20	(2)	—	—	—	8,382	16,763	33,526	—	$1,232,779	(3)
	1/31/20	(4)	—	—	—	—	—	—	4,191	$260,000	(4)

Lisa Palmer	1/31/20	(1)	$575,000	$1,150,000	$2,300,000	—	—	—	—	—
	1/31/20	(2)	—	—	—	20,149	40,297	80,594	—	$2,963,410	(3)
	1/31/20	(4)	—	—	—	—	—	—	10,074	$625,000	(4)

Michael J. Mas	1/31/20	(1)	$250,000	$500,000	$1,000,000	—	—	—	—	—
	1/31/20	(2)	—	—	—	6,448	12,895	25,790		$948,292	(3)
	1/31/20	(4)							3,224	$200,000	(4)

James D. Thompson	1/31/20	(1)	$257,500	$515,000	$1,030,000	—	—	—	—	—
	1/31/20	(2)	—	—	—	7,544	15,087	30,174	—	$1,109,501	(3)
	1/31/20	(4)	—	—	—	—	—	—	3,772	$234,000	(4)

Dan M. Chandler, III	1/31/20	(1)	$257,500	$515,000	$1,030,000	—	—	—	—	—
	1/31/20	(2)	—	—	—	7,544	15,087	30,174	—	$1,109,501	(3)
	1/31/20	(4)	—	—	—	—	—	—	3,772	$234,000	(4)

(1) The amount shown represents the range of possible cash incentive awards that could have been earned under our 2020 incentive plan for our Core Operating Earnings per share performance in 2020.

(2) The amounts shown represent the range of stock awards that may be earned under our 2020 incentive plan for performance during 2020 through 2022 for relative total shareholder return. The amounts are based upon the actual grant price of $62.04. Any earned award, together with dividend equivalents on the earned awards, will vest on January 31, 2023 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”

(3) We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE Nareit Equity Shopping Centers. The January 31, 2020 awards assumed (a) stock price volatility of 18.5% for Regency and 18.9% for the index, (b) risk-free interest rates of 1.30%, (c) Regency’s beta versus the index of 0.893, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on January 31, 2020 were valued using the Monte Carlo model at $73.54 per share.

(4) The amounts shown are for a restricted share grant that vests 25% per year over four years beginning in 2020.

42 | REGENCY CENTERS | 2021 PROXY STATEMENT

Executive Compensation  |

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2020 by our NEOs. The amounts include unvested dividend equivalent units earned as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Martin E. Stein, Jr.	9,748	$444,411	106,861	(3)	$4,871,793
			115,840	(4)	$5,281,146
			34,794	(5)	$1,586,258

Lisa Palmer	13,177	$600,739	54,958	(3)	$2,505,535
			59,575	(4)	$2,716,024
			83,638	(5)	$3,813,056

Michael J. Mas	12,770	$582,184	3,422	(3)	$156,009
			5,854	(4)	$266,884
			26,764	(5)	$1,220,171

James D. Thompson	10,600	$483,254	26,327	(3)	$1,200,248
			29,126	(4)	$1,327,854
			31,314	(5)	$1,427,605

Dan M. Chandler, III	10,600	$483,254	26,327	(3)	$1,200,248
			29,126	(4)	$1,327,854
			31,314	(5)	$1,427,605

(1) These stock rights awards vest as follows:

Mr. Stein (#)	Ms. Palmer (#)	Mr. Mas (#)	Mr. Thompson (#)	Mr. Chandler (#)	Vesting Dates

5,399	2,722	2,238	2,226	2,226	100% on January 29, 2021

—	—	1,908	1,729	1,729	50% per year on January 30, 2021 and 2022

—	—	2,019	2,731	2,731	33 1/3% per year on January 31, 2021, 2022 and 2023

—	—	3,260	—	—	33 1/3% per year on August 12, 2021, 2022 and 2023

4,349	10,455	3,346	3,915	3,915	25% per year on January 31, 2021, 2022, 2023 and 2024

(2) The amounts in this column have been computed based on the closing price of our common stock of $45.59 on December 31, 2020, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(3) These shares represent the maximum possible awards available on December 31, 2020 under our 2018 incentive plan based on total shareholder return during 2018 through 2020.

(4) These shares represent the maximum possible awards available on December 31, 2020 under our 2019 incentive plan based on total shareholder return during 2019 through 2021.

(5) These shares represent the maximum possible awards available on December 31, 2020 under our 2020 incentive plan based on total shareholder return during 2020 through 2022.

(6) Due to Mr. Chandler’s resignation announced on February 26, 2021, all awards that would vest after January 31, 2021 will be forfeited.

See “Compensation on Termination of Employment.”

REGENCY CENTERS | 2021 PROXY STATEMENT | 43

| Executive Compensation

Options Exercises and Stock Vested in 2020

Our NEOs do not have any options outstanding and did not exercise any options in 2020. The following table sets forth information about the vesting of stock rights awards for our NEOs in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Martin E. Stein, Jr.	50,597	$3,156,773

Lisa Palmer	26,484	$1,652,319

Michael J. Mas	6,843	$411,901

James D. Thompson	15,389	$960,090

Dan M. Chandler, III(3)	15,389	$960,090

(1) The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(2) The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3) $249,818 of the value realized on vesting has been deferred by Mr. Chandler under our non-qualified deferred compensation plan.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the Compensation Committee of our Board of Directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options (which we do not utilize) and base salary.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

44 | REGENCY CENTERS | 2021 PROXY STATEMENT

Executive Compensation  |

The following table sets forth information about participation by our NEOs in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2020

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

Martin E. Stein, Jr.	—	—	($2,276,433)	—	$6,826,437

Lisa Palmer	—	—	—	—	—

Michael J. Mas	—	—	—	—	—

James D. Thompson	—	—	$2,276,490	—	$20,329,053

Dan M. Chandler, III	$335,814	—	$24,805	—	$2,013,983

(1) We have the right to make, but have never made, matching contributions.

(2) Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.

(3) Includes contributions from salary or incentives compensation reported in the summary compensation table in prior years’ proxy statements for the year earned to the extent the officer was a “named executive officer” for such proxy statement.

Compensation on Termination of Employment

Messrs. Stein, Thompson and Chandler and Ms. Palmer have severance and change of control agreements that renewed on January 1, 2019, for an additional three-year term. The new agreements will automatically renew on January 1, 2022 for an additional three-year term unless either party gives written notice of non-renewal within 90 days before the end of the current term. Mr. Mas had a severance and change of control agreement that expired on December 31, 2019 and received a new severance and change of control agreement effective January 1, 2020. His agreement auto-renewed on January 1, 2021 and automatically renews annually unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our NEOs on termination of employment under these agreements.

If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a cash payment equal to a specified multiple (set forth in the table below) of the sum of his or her annual base salary, his or her average annual cash bonus during the past three years, and the annual COBRA premiums the executive would be required to pay to continue health plan coverage under our health plans. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.

If the executive retires for other than good reason and gives us a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

In the event of a change of control and termination of the executive by us without cause or by the executive for good reason within two years after the change of control, the specified multiple used to determine the executive’s aggregate severance benefits will increase to the multiple set forth in the table below. In addition, all unvested stock rights awards will vest immediately. Unearned performance shares also will vest at the greater of actual performance or target. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the executive may either pay the excise tax or have such payment capped at a level so there will be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.

The severance and change of control agreements require each executive officer to sign a general release of claims against us as a condition of receiving the severance payment.

REGENCY CENTERS | 2021 PROXY STATEMENT | 45

| Executive Compensation

For one year after termination of employment for any reason, the executive is prohibited from:

◾	directly or indirectly soliciting (i) any of our employees to leave Regency or (ii) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or
◾

directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment and requires the executive to maintain the confidentiality of our confidential information.

The agreements do not contain any provision for waiving a breach of the non-solicitation, confidentiality or consulting obligations described above.

The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2020 and that the severance and change of control agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT

IF TERMINATED ON THE LAST BUSINESS DAY OF 2020(1)

Name	Salary and Cash Bonus (Multiple)		Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Grants		Total

Termination by Regency Without Cause or by the Executive for Good Reason:

Martin E. Stein, Jr.	(1.5x	)	$3,194,520	$26,106	$4,911,356		$8,131,982

Lisa Palmer	(1.5x	)	$2,269,560	$13,228	$2,555,028		$4,837,816

Michael J. Mas	(1.0x	)	$748,966	$22,721	$464,439		$1,236,126

James D. Thompson	(1.0x	)	$1,079,867	$17,404	$1,397,093		$2,494,364

Dan M. Chandler, III	(1.0x	)	$1,079,867	$25,459	$1,397,093		$2,502,419

Qualifying Retirement, Death or Disability:

Martin E. Stein, Jr.	n/a		—	—	$656,454	(4)	$656,454	(4)

Lisa Palmer	n/a		—	—	$392,357	(4)	$392,357	(4)

Michael J. Mas	n/a		—	—	$708,051	(4)	$708,051	(4)

James D. Thompson	n/a		—	—	$686,522	(4)	$686,522	(4)

Dan M. Chandler, III	n/a		—	—	$686,522	(4)	$686,522	(4)

Change of Control:

Martin E. Stein, Jr.	(2.0x	)	$4,259,360	$34,808	$6,891,435		$11,185,603

Lisa Palmer	(2.0x	)	$3,026,080	$17,637	$3,570,068		$6,613,786

Michael J. Mas	(2.0x	)	$1,497,933	$45,441	$1,091,238		$2,634,612

James D. Thompson	(2.0x	)	$2,159,733	$34,808	$2,215,849		$4,410,390

Dan M. Chandler, III	(2.0x	)	$2,159,733	$50,918	$2,215,849		$4,426,500

(1) The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2020. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2) Cash bonus has been computed based on cash incentive compensation paid in 2018, 2019 and 2020 (the three years preceding the date of termination).

(3) Medical, dental and vision insurance payments have been estimated based on current COBRA rates.

(4) The amounts shown do not include performance shares that would vest in 2021, 2022 or 2023 to the extent that we achieve the stated performance goals for those years.

46 | REGENCY CENTERS | 2021 PROXY STATEMENT

Audit Committee Report |

Audit Committee Report

The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at www.regencycenters.com. The directors who serve on the Audit Committee have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the Nasdaq Stock Market listing standards applicable to Audit Committee members. The Board of Directors has determined that each of Thomas G. Wattles, C. Ronald Blankenship, Deirdre J. Evens, Karin M. Klein and Peter D. Linneman are Audit Committee financial experts as defined by the rules of the Securities and Exchange Commission. The Board of Directors has determined that none of the Audit Committee members has a relationship with the Company that may interfere with the member’s independence from the Company and its management.

Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee met with management, KPMG LLP, the Company’s independent registered public accounting firm and internal auditors eight times during the year to consider and discuss the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee was on call as needed by management and KPMG LLP to meet with or discuss any issues arising during the course of the year. At the end of each quarterly meeting, the Audit Committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee supervises the relationship between the Company and its independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the lead partner selection, approving the fees for their services, and confirming their independence. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees,” including the quality of the Company’s accounting principles, reasonableness of significant judgments, the clarity of disclosures in the financial statements and critical audit matters addressed during their audit. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence. KPMG LLP has served as the Company’s independent registered public accounting firm since 1993.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the Audit Committee continues to monitor the scope and adequacy of the Company’s internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2020.

Submitted by the Audit Committee of the Board of Directors:

Thomas G. Wattles, Chair

C. Ronald Blankenship

Deirdre J. Evens

Karin M. Klein

Peter D. Linneman

REGENCY CENTERS | 2021 PROXY STATEMENT | 47

| Proposal Three: Ratification of Appointment of KPMG LLP

Proposal Three: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

Our Board of Directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2021. KPMG LLP has served as our auditors since 1993, and, for this fiscal year ending December 31, 2021, the lead audit engagement partner for the Company is in his first year in that role.

As part of its oversight responsibility, the Audit Committee, at least annually, evaluates the independent registered public accounting firm’s qualifications, performance, and independence and reports its conclusions to the Board. This evaluation was considered when deciding whether or not to reappoint KPMG LLP for the year ended December 31, 2021. Based upon this review, our Board of Directors believes it is in the best interests of our Company and shareholders to retain KPMG LLP and has unanimously directed that the appointment of the independent registered public accounting firm be submitted for ratification by our shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission. There are no exceptions to the policy of securing pre-approval of the Audit Committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed or expected to be billed to Regency by KPMG LLP for the years ended December 31, 2020 and 2019:

	2020	2019

Audit fees(1)(2)	$1,970,000	$1,886,795

Audit-related fees(3)	$—	$—

Tax fees(3)(4)	343,326	$245,868

All other fees	$—	$—

(1) Prior year amounts have been updated for actual fees billed, while current year amounts include actual and estimated fees.

(2) Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the “Company”)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work), as well as fees for services associated with comfort letters, reviews of documents filed with the SEC, and of consents on SEC registration statements.

(3) The Audit Committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.

(4) Consists of fees for tax consultation and tax compliance services.

Our Board of Directors recommends that the shareholders vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2021.

48 | REGENCY CENTERS | 2021 PROXY STATEMENT

Beneficial Ownership |

Beneficial Ownership

Beneficial Ownership of Principal Shareholders

The following table shows each person known to us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. The percent of class shown below is based upon shares outstanding as of March 12, 2021.

Name(1)	Number of Shares Owned		Percent of Class

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	26,501,192	(2)	15.62%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,777,115	(3)	11.10%

Norges Bank P.O. Box 1179 Sentrum Oslo, Q8 0107	16,179,323	(4)	9.54%

State Street Corporation One Lincoln Street Boston, MA 02111	9,950,923	(5)	5.86%

(1) Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC.

(2) Information is as of December 31, 2020 and is based on a report on Schedule 13G filed with the SEC on February 8, 2021 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has shared voting power over 637,761 shares, sole dispositive power over 25,420,792 shares and shared dispositive power over 1,080,400 shares.

(3) Information is as of December 31, 2020 and is based on a report on Schedule 13G filed with the SEC on January 26, 2021 by BlackRock, Inc. According to the information provided in the Schedule 13G, BlackRock, Inc. has sole voting power over 16,470,819 shares and sole dispositive power over 18,777,115 shares.

(4) Information is as of December 31, 2020 and is based on a report on Schedule 13G filed with the SEC on January 26, 2021 by Norges Bank. According to the information provided in the Schedule 13G, Norges Bank has sole voting power over 16,179,323 shares and sole dispositive power over 16,179,323 shares.

(5) Information is as of December 31, 2020 and is based on a report on Schedule 13G filed with the SEC on February 10, 2021 by State Street Corporation. According to the information provided in the Schedule 13G, State Street Corporation has shared voting power over 8,650,003 shares and shared dispositive power over 9,930,080 shares.

REGENCY CENTERS | 2021 PROXY STATEMENT | 49

| Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table shows information relating to the beneficial ownership of our common stock as of March 12, 2021, of each director and nominee, each of the executive officers named in the summary compensation table included in this proxy statement, and all directors, nominees and executive officers as a group. As of March 12, 2021, we had 169,828,955 shares of common stock of Regency Centers Corporation issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers.

Name	Number of Shares Owned(1)		Right to Acquire(2)	Percent of Class

Martin E. Stein, Jr.	1,037,865	(3)	—		*

Joseph F. Azrack	12,212		2,663		*

Bryce Blair	20,112		2,663		*

C. Ronald Blankenship	80,959		2,831		*

Deirdre J. Evens	4,815		2,083		*

Thomas W. Furphy	2,074		2,083		*

Karin M. Klein	4,673		2,083		*

Peter D. Linneman	35,232		2,663		*

David P. O’Connor	19,322		2,663		*

Lisa Palmer	55,758		—		*

Thomas G. Wattles	47,879		2,663		*

Michael J. Mas	16,962		—		*

James D. Thompson	69,577	(4)	—		*

Dan M. Chandler, III	38,814	(5)	—		*

All directors, nominees and executive officers as a group (a total of 14 persons)	1,446,254		22,390	1.0%

* Less than one percent

(1) Excludes shares that may be acquired by directors or executive officers through the vesting of restricted stock or stock rights awards or stock option exercises.

(2) Shares that can be acquired through the vesting of stock rights awards within 60 days after the date of this proxy statement.

(3) Includes 144,284 shares held in Regency’s non-qualified deferred compensation plan and 1,037 shares held in Regency’s Dividend Reinvestment Plan. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

◾	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.
◾	325,382 shares held by The Regency Group II and Regency Square II. Mr. Stein is a general partner of both partnerships.
◾	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.
◾	24,201 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4) Includes 1,222 shares held in a trust for which Mr. Thompson is the co-trustee and 11,771 held by his spouse.

(5) Includes 23,386 shares held in a trust for which Mr. Chandler is co-trustee and beneficiary.

50 | REGENCY CENTERS | 2021 PROXY STATEMENT

Shareholder Proposals and Communications with the Board of Directors |

Shareholder Proposals and Communications with the Board of Directors

Shareholder Proposals

Shareholders who wish to make a proposal be included in our proxy statement and form of proxy relating to our 2022 annual meeting or who wish to present a proposal at our 2022 annual meeting, must provide a written copy of their proposal to our Secretary at our office at One Independent Drive, Suite 114, Jacksonville, Florida 32202 no later than November 24, 2021 (which is 120 calendar days prior to the anniversary of this year’s mailing date). Proposals must comply with the proxy rules relating to shareholder proposals to be included in our proxy materials. Notice to us of a shareholder proposal will be considered untimely if received by us after November 24, 2021 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholder Recommendations for Potential Director Nominees

Shareholders who wish to nominate a director nominee for election to our Board at our 2022 annual meeting must comply with the requirements of Section 240.14a-8 of the SEC Rules and send us notice of such nominations at our principal executive offices no later than November 24, 2021. Nominations will be considered untimely if received by us after November 24, 2021 and will not be brought before the 2022 annual meeting. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.”

To be eligible for proxy access (as described under “Director Candidate Nominations Through Proxy Access” on page 19), shareholders need to comply with the notice, disclosure, eligibility and other requirements described in Section 3.18 of our bylaws, which are available on our website at www.regencycenters.com.

Communication with the Board

Interested parties who wish to communicate with the Board of Directors or with a particular director, including our independent Lead Director, may send a letter to the Secretary at our offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

* * * * * * * * *

The reports of the Audit Committee and the Compensation Committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

REGENCY CENTERS | 2021 PROXY STATEMENT | 51

| Frequently Asked Questions Regarding Our Annual Meeting

Frequently Asked Questions Regarding Our Annual Meeting

Q: Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2021 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, March 12, 2021, and that entitles you to vote at our annual meeting of shareholders, which will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/REG2021. By use of a proxy, you can vote regardless if you participate in the annual meeting or not. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q: What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

Q: Who is entitled to vote?

Holders of common stock as of the close of business on the record date, March 12, 2021, will receive notice of, and be eligible to vote before or during the virtual meeting. At the close of business on the record date, we had outstanding and entitled to vote 169,828,955 shares of common stock.

Q: How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Q: Who can participate in the annual meeting?

Persons with evidence of stock ownership as of the record date can participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/REG2021. You will need the 16-digit control number included on your notice or in your proxy card.

Only shareholders with a valid control number will be allowed to ask questions. Additional information regarding shareholder questions and participation, rules, procedures and technical support can be viewed seven days prior to the meeting at www.virtualshareholdermeeting.com/REG2021.

Q: What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

Q: What vote is required to approve each item?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, directors are elected by a majority of the votes cast at the meeting. Votes cast includes votes against but exclude abstentions and broker non-votes with respect to a nominee’s election. Our bylaws provide that the current term for a director in an uncontested election who does not receive the vote of the majority of the votes cast with respect to such director’s election shall expire on the date that is the earlier of (i) 90 days from the date on which the voting results are determined or (ii) the date on which an individual is selected by the Board of Directors to fill the office held by such director.

52 | REGENCY CENTERS | 2021 PROXY STATEMENT

Frequently Asked Questions Regarding Our Annual Meeting |

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal year 2021, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions are not considered votes cast and will have no effect on whether these proposals are approved or nominees elected.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program.

The ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal 2021 will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST” the proposal.

If you hold your shares in street name, your broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accountants without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any of the proposals.

Q: How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote by proxy without participating in the meeting or via electronic means during the virtual meeting at www.virtualshareholdermeeting.com/REG2021. We urge you to vote by proxy even if you plan to participate in the virtual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. Our Board of Directors has designated Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on May 4, 2021. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

REGENCY CENTERS | 2021 PROXY STATEMENT | 53

| Frequently Asked Questions Regarding Our Annual Meeting

Q: Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by participating in the meeting. In either case, the powers of the proxy holders will be suspended if you participate in the meeting and so request, although participation in the meeting will not by itself revoke a previously granted proxy.

Q: How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Q: Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Q: If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet.

If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

Q: How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Shareholders can access our 2021 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.

The content of our website is not incorporated by reference into this proxy statement or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date.

54 | REGENCY CENTERS | 2021 PROXY STATEMENT

Frequently Asked Questions Regarding Our Annual Meeting |

We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Joni Bonnell at the address specified in this section.

If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth in this section.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Regency Centers Corporation

Attn: Joni Bonnell

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7761

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

Q: What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Q: Where can I find the voting results of the annual meeting?

The Company will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the annual meeting.

REGENCY CENTERS | 2021 PROXY STATEMENT | 55

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Defined Terms

In addition to the required GAAP presentations, the Company uses certain non-GAAP performance measures, as it believes these measures improve the understanding of the Company’s operational results. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

◾

Core Operating Earnings is an additional performance measure used by Regency as the computation of Nareit FFO includes certain non-comparable items that affect the Company’s period-over-period performance. Core Operating Earnings excludes from Nareit FFO: (i) transaction related income or expenses (ii) gains or losses from the early extinguishment of debt; (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark to-market of debt adjustments; and (iv) other amounts as they occur. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO to Core Operating Earnings.

◾

Development Completion is a property in development that is deemed complete upon the earliest of: (i) 90% of total estimated net development costs have been incurred and percent leased equals or exceeds 95%, or (ii) the property features at least two years of anchor operations, or (iii) three years have passed since the start of construction. Once deemed complete, the property is termed a Retail Operating Property the following calendar year.

◾	Fixed Charge Coverage Ratio is calculated as Operating EBITDAre divided by the sum of the gross interest and scheduled mortgage principal paid to our lenders.
◾

Nareit EBITDAre is a measure of REIT performance, which the Nareit defines as net income computed in accordance with GAAP, excluding (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains and losses from sales of real estate, (v) impairments of real estate, and (vi) adjustments to reflect the Company’s share of unconsolidated partnerships and joint ventures. We provide a reconciliation of Net Income to Nareit EBITDAre.

◾

Nareit Funds From Operations (“Nareit FFO”) Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income, computed in accordance with GAAP, excluding gains on sales and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes Nareit FFO for all periods presented in accordance with Nareit’s definition in effect during that period. Since Nareit FFO excludes depreciation and amortization and gains on sale and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in percent leased, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, Nareit FFO is a supplemental non-GAAP financial measure of the Company’s operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO.

◾

Net Operating Income (“NOI”) is the sum of base rent, percentage rent, recoveries from tenants, other lease income, and other property income, less operating and maintenance expenses, real estate taxes, ground rent, and uncollectible lease income. NOI excludes straight-line rental income and expense, above and below market rent and ground rent amortization, tenant lease inducement amortization, and other fees. The Company also provides disclosure of NOI excluding termination fees, which excludes both termination fee income and expenses. The Company believes NOI provides useful information to investors to measure the operating performance of its portfolio of companies. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to pro-rata NOI.

◾

A Non-Same Property is defined as, during either calendar year period being compared, a property acquired, sold, a Property in Development, a Development Completion, or a property under, or being positioned for, significant redevelopment that distorts comparability between periods. Non-retail properties and corporate activities, including the captive insurance program, are part of Non-Same Property.

◾

Operating EBITDAre begins with Nareit EBITDAre and excludes certain non-cash components of earnings derived from above and below market rent amortization and straight-line rents. The Company provides a reconciliation of Net Income to Nareit EBITDAre to Operating EBITDAre.

REGENCY CENTERS | 2021 PROXY STATEMENT | A-1

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

◾	Property In Development includes properties in various stages of ground-up development.
◾

Property In Redevelopment is a retail operating property under redevelopment or being positioned for redevelopment. Unless otherwise indicated, a Property in Redevelopment is included in the Same Property Pool.

◾	Pro Rata information includes 100% of our consolidated properties plus our economic share (based on our ownership interest) in our unconsolidated real estate investment partnerships.
◾	Retail Operating Property is any retail property not termed a Property in Development. A retail property is any property where the majority of the income is generated from retail uses.
◾

Same Property information includes Retail Operating Properties that were owned and operated for the entirety of both calendar year periods being compared. This term excludes Property in Development, prior year Development Completions, and Non-Same Properties. Properties in Redevelopment are included unless otherwise indicated.

◾

Same Property NOI is provided because we believe the measure provides investors with additional information regarding the operating performances of comparable assets. Same Property NOI excludes all development, non-same property and corporate level revenues and expenses. The Company also provides disclosure of NOI excluding terminate fees, which excludes both terminate fee income and expense.

A-2 | REGENCY CENTERS | 2021 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO and Core Operating Earnings (in thousands)

For the Periods Ended December 31, 2020 and 2019

	2020	2019

Reconciliation of Net Income to Nareit FFO:

Net Income Attributable to Common Stockholders	$44,889	$239,430

Adjustments to reconcile to Nareit Funds From Operations(1):

Depreciation and amortization (excluding FF&E)	375,865	402,888

Goodwill impairment	132,128	—

Gain on sale of real estate, net of tax	(69,879)	(53,664)

Provision for impairment of real estate	18,778	65,074

Exchangeable operating partnership units	203	634

Nareit Funds From Operations	$501,984	$654,362

Reconciliation of Nareit FFO to Core Operating Earnings:

Nareit Funds From Operations	$501,984	$654,362

Adjustments to reconcile to Core Operating Earnings(1):

Early extinguishment of debt	22,043	11,982

Interest on bonds for period from notice to redemption	—	367

Straight line rent	(15,605)	(15,526)

Uncollectible straight line rent	39,255	7,002

Above/below market rent amortization, net	(41,293)	(44,666)

Debt premium/discount amortization	(1,233)	(1,776)

Core Operating Earnings	$505,151	$611,745

Net Income Attributable to Common Stockholders per Share (Diluted)	$0.26	$1.43

Weighted Average Shares For Earnings per Share (Diluted)	169,460	167,771

Nareit FFO per Share (Diluted)	$2.95	$3.89

Core Operating Earnings per Share (Diluted)	$2.97	$3.64

Weighted Average Shares For Nareit FFO and Core Operating Earnings per Share (Diluted)	170,225	168,235

(1) Includes Regency’s consolidated entities and its Pro-rata share of unconsolidated co-investment partnerships, net of Pro-rata share attributable to noncontrolling interests.

REGENCY CENTERS | 2021 PROXY STATEMENT | A-3

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI (in thousands)

For the Periods Ended December 31, 2020 and 2019

	2020	2019

Net Income attributable to common stockholders	$44,889	$239,430

Less:

Management, transaction, and other fees	(26,501)	(29,636)

Other(1)	(25,912)	(58,904)

Plus:

Depreciation and amortization	345,900	374,283

General and administrative	75,001	74,984

Other operating expense	12,642	7,814

Other expense	256,407	187,610

Equity in income of investments in real estate excluded from NOI(2)	59,726	39,807

Net income attributable to noncontrolling interests	2,428	3,828

NOI	744,580	839,216

Less non-same property NOI(3)	(31,490)	(38,150)

Same Property NOI	$713,090	$801,066

% change	-11.0%

Same Property NOI without Termination Fees/Expenses	$705,420	$798,148

% change	-11.6%

Same Property NOI without Termination Fees/Expenses or Redevelopments	$640,152	$722,090

% change	-11.3%

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.

(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3) Includes revenues and expenses attributable to Non-Same Properties, Projects in Development, corporate activities, and noncontrolling interests.

A-4 | REGENCY CENTERS | 2021 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income to Nareit EBITDAre and Operating EBITDAre (in thousands)

For the Periods Ended December 31, 2020 and 2019

	2020	2019

Reconciliation of Net Income to Nareit EBITDAre:

Net Income	$47,317	243,258

Adjustments to reconcile to Nareit EBITDAre(1):

Interest expense	181,043	177,221

Income tax (benefit) expense	(357)	757

Depreciation and amortization	380,408	407,304

Gain on sale of real estate	(69,879)	(53,664)

Provision from impairment of real estate	18,778	65,074

Goodwill impairment	132,128	—

Nareit EBITDAre	$689,438	839,950

Reconciliation of Nareit EBITDAre to Operating EBITDAre:

Nareit EBITDAre	$689,438	839,950

Adjustments to reconcile to Operating EBITDAre(1):

Early extinguishment of debt	22,043	11,982

Straight line rent, net	23,546	(8,641)

Above/below market rent amortization, net	(41,379)	(44,723)

Operating EBITDAre	$693,648	798,568

(1) Includes Regency’s consolidated entities and its pro-rata share of unconsolidated co-investment partnerships.

REGENCY CENTERS | 2021 PROXY STATEMENT | A-5

REGENCY CENTERS CORPORATION
ONE INDEPENDENT DRIVE, SUITE 114
JACKSONVILLE, FL 32202

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/REG2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D37524-P53033 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  REGENCY CENTERS CORPORATION

The Board of Directors recommends you vote FOR each nominee listed:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Martin E. Stein, Jr.	☐	☐	☐

	1b. Joseph F. Azrack	☐	☐	☐

	1c. Bryce Blair	☐	☐	☐

	1d. C. Ronald Blankenship	☐	☐	☐

	1e. Deirdre J. Evens	☐	☐	☐

	1f. Thomas W. Furphy	☐	☐	☐

	1g. Karin M. Klein	☐	☐	☐

	1h. Peter D. Linneman	☐	☐	☐

	1i. David P. O'Connor	☐	☐	☐

	1j. Lisa Palmer	☐	☐	☐

	1k. Thomas G. Wattles	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Adoption of an advisory resolution approving executive compensation for fiscal year 2020.	☐	☐	☐

3.	Ratification of appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D37525-P53033

REGENCY CENTERS CORPORATION

Annual Meeting of Shareholders

May 5, 2021 9:00 AM, EDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 9:00 AM, EDT on May 5, 2021, via live webcast at www.virtualshareholdermeeting.com/REG2021 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side